    As filed with the Securities and Exchange Commission on June 18, 1996
                                                           Registration No.333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           ARKANSAS                         6022                        71-0538646
(State or other jurisdiction of  (Primary Standard Industrial)        (I.R.S. Employer
incorporation or organization)      Classification Code)            Identification No.)

                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (501) 863-3181
              (Address, including ZIP Code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                                 JOHN E. BURNS
                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (501) 863-3181
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

                                 STAN D. SMITH
                         IVESTER, SKINNER & CAMP, P.A.
                         111 CENTER STREET, SUITE 1200
                          LITTLE ROCK, ARKANSAS 72201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------
TITLE OF EACH CLASS       PROPOSED          PROPOSED         AGGREGATE
OF SECURITIES           AMOUNT TO BE    MAXIMUM OFFERING      OFFERING      AMOUNT OF
TO BE REGISTERED       REGISTERED(1)   PRICE PER UNIT(2)      PRICE(3)   REGISTRATION FEE
- ------------------------------------------------------------------------------------------
Common Stock.......       595,000          $27.38           $14,300,000     $4,935.00
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

(1) Estimated based on the maximum number of shares to be registered.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) The aggregate offering price is based on the contract purchase price. The number of shares issued and price per share are inversely proportional to each other.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FIRST UNITED BANCSHARES, INC.
      CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                   REQUIRED BY ITEM 501(B) OF REGULATION S-K

                      A. INFORMATION ABOUT THE TRANSACTION

                                                              LOCATION IN PROSPECTUS AND PROXY
        REGISTRATION STATEMENT ITEM AND HEADING                          STATEMENT
- --------------------------------------------------------  ----------------------------------------
  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus....................  Facing Page of Registration Statement;
                                                            Cross Reference Sheet, Cover Page of
                                                            Proxy Statement
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus........................................  Available Information; Incorporation of
                                                            Certain Documents by Reference; Table
                                                            of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information.............................  Summary; Financial Information
  4.  Terms of the Transaction..........................  The Merger
  5.  Pro Forma Financial Information...................  Summary -- Selected Financial Data;
                                                            Financial Information
  6.  Material Contacts with the Company Being
      Acquired..........................................  The Merger -- Background of the Merger;
                                                            Carlisle Bancshares, Inc. -- Resulting
                                                            Ownership in First United
  7.  Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters.....  Not Applicable
  8.  Interests of Named Experts and Counsel............  Legal Matters and Experts
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities....  Not Applicable
                                                               B. INFORMATION ABOUT THE REGISTRANT
 10.  Information with Respect to S-3 Registrants.......  First United Bancshares, Inc.
 11.  Incorporation of Certain Information by             Incorporation of Certain Documents by
      Reference.........................................    Reference
 12.  Information with Respect to S-2 or S-3              Not Applicable
      Registrants.......................................
 13.  Incorporation of Certain Information by             Not Applicable
      Reference.........................................
 14.  Information with Respect to Registrants Other than
      S-3 or S-2 Registrants............................  Not Applicable
                                                   C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information with Respect to S-3 Companies.........  Not Applicable
 16.  Information with Respect to S-2 or S-3              Not Applicable
      Companies.........................................
 17.  Information with Respect to Companies Other than
      S-3 or S-2 Companies
      (1)   Description of Business.....................  Carlisle Bancshares, Inc. -- Description
                                                          of Business
      (2)   Market Price of and Dividends on the
            Registrant's Common Equity..................  Summary -- Comparative Per Share Data;
                                                            Carlisle Bancshares, Inc. -- Principal
                                                            Stockholders of Carlisle and Related
                                                            Stockholder Matters
      (3)   Selected Financial Data.....................  Summary -- Selected Financial Data
      (4)   Supplementary Financial Information.........  Not Applicable

                                                              LOCATION IN PROSPECTUS AND PROXY
        REGISTRATION STATEMENT ITEM AND HEADING                          STATEMENT
- --------------------------------------------------------  ----------------------------------------
      (5)   Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations..................................  Carlisle Bancshares, Inc. -- Management
                                                            Discussion and Analysis
      (6)   Changes In and Disagreements with
            Accountants on Accounting and Financial
            Disclosure..................................  Not Applicable
      (7)   Financial Statements........................  Financial Information
      (8)   Quarterly Financial Information.............  Financial Information
      (9)   Financial Statement Schedules...............  Not Applicable
                                                              D. VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or Authorizations
      Are to be Solicited
      (1)   Date, Time and Place of Information.........  Cover Page of Proxy
      (2)   Revocability of Proxy.......................  The Carlisle Special Meeting -- Voting;
                                                            Solicitation of Proxies; The First
                                                            United Special Meeting -- Voting;
                                                            Solicitation of Proxies
      (3)   Dissenters' Rights of Appraisal.............  The Merger -- Right of Dissent under the
                                                            1965 Act; Right of Dissent under the
                                                            1987 Act
      (4)   Persons Making the Solicitation.............  The Carlisle Special Meeting -- Voting;
                                                            Solicitation of Proxies; The First
                                                            United Special Meeting -- Voting;
                                                            Solicitation of Proxies
      (5)   Interest of Affiliates of the Registrant in
            the Proposed Transaction; Voting Securities
            and Principal Holders.......................  Carlisle Bancshares, Inc. -- Principal
                                                            Stockholders of Carlisle; The
                                                            Merger -- Background of the Merger
      (6)   Vote Required for Approval..................  The Carlisle Special Meeting -- Vote
                                                            Required; The First United Special
                                                            Meeting -- Vote Required
      (7)   (i)     Directors and Executive Officers....  Incorporation of Certain Documents by
                                                            Reference
            (ii)    Executive Compensation..............  Incorporation of Certain Documents by
                                                            Reference
            (iii)   Certain Relationships and Related
                      Transactions......................  Incorporation of Certain Documents by
                                                            Reference
 19.  Information if Proxies, Consents or Authorizations
      Are Not to be Solicited or in an Exchange Offer...  Not Applicable

                         FIRST UNITED BANCSHARES, INC.

To the Stockholders of
First United Bancshares, Inc.

     Enclosed is a Notice of Special Meeting of Stockholders of First United Bancshares, Inc. ("First United") which will be held at the main office of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas on August 19, 1996 at 2:00 P.M.

     At a Special Meeting, Stockholders of First United will consider and vote upon the merger of First United and Carlisle Bancshares, Inc. ("Carlisle") whereby Carlisle will be merged with and into First United. The Agreement between First United and Carlisle provides that the stockholders of Carlisle will receive total consideration of $13,025,000, plus after-tax earnings of Carlisle between January 1, 1996 and the closing date, consisting of fully paid and nonassessable shares of Common Stock, $1.00 par value, of First United. The number of shares of First United Common Stock to be exchanged for all of the issued and outstanding shares of Carlisle Common Stock will be determined by dividing $13,025,000, plus after-tax earnings of Carlisle between January 1, 1996 and the closing date, by the average price per share of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Each stockholder of Carlisle common stock shall be entitled to receive a pro rata portion of First United common stock based on each stockholder's pro rata ownership of the issued and outstanding shares of Carlisle. In addition, the President of Carlisle's subsidiary, FirstBank of Arkansas, will receive First United Common Stock having a market value of approximately $40,000 in satisfaction of his options to buy Carlisle Common Stock in the future.

     If the average price of First United Common Stock exceeds $32.00 Carlisle may terminate the Agreement without liability. If the average price of First United Common Stock is less than $24.00 First United may terminate the Agreement without liability.

     Carlisle is a bank holding company which is primarily engaged in the business of banking through its three wholly-owned bank subsidiaries, with bank offices in Lonoke, Monroe and Prairie counties which provide a full range of banking services to its customers.

     The Stockholders of First United will also consider and vote upon amendments to First United's Articles of Incorporation that would (1) allow the First United Board of Directors to approve certain mergers or share exchanges with other corporations without a Stockholders' vote and (2) allow the First United Board of Directors to increase or decrease the number of directors fixed by the Stockholders and to fill new positions created. These votes will be independent of each other and independent of the Merger.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our Stockholders and therefore recommends that you vote in favor of the merger. The Board of Directors also believes that both proposed amendments to the First United Articles of Incorporation are in the best interests of our Stockholders and therefore recommends that you vote in favor of both proposed amendments. Additional information regarding the proposed merger, Carlisle, the rights of dissenting Stockholders and the proposed amendments is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Special Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.

                                            Very truly yours,

                                                  /s/  JAMES V. KELLEY
                                                 ----------------------
                                                      James V. Kelley
                                                   Chairman of the Board

                         FIRST UNITED BANCSHARES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                August 19, 1996

     NOTICE is hereby given that a Special Meeting of Stockholders of First United Bancshares, Inc. has been called by the Board of Directors and will be held at the main office in the First National Bank Building, Main and Washington Streets, El Dorado, Arkansas on August 19, 1996 at 2:00 p.m. for the following purposes:

     1. To consider and vote upon an Agreement and Plan of Reorganization dated as of April 1, 1996, as amended on April 10, 1996 and May 30, 1996, which provides for the merger of Carlisle Bancshares, Inc. into First United Bancshares, Inc. of El Dorado, Arkansas.

     2. To consider and vote upon a proposed amendment to the First United Articles of Incorporation to allow the Board of Directors to approve certain mergers and share exchanges without a Stockholders vote.

     3. To consider and vote upon a proposed amendment to the First United Articles of Incorporation to allow the Board of Directors to increase or decrease the number of directors last fixed by the Stockholders and to fill new positions created.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All Stockholders of record at the close of business on June 28, 1996 are entitled to vote at the meeting. The proposals 1, 2 and 3 above require the affirmative vote of two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                                 /s/  ROBERT G. DUDLEY
                                                ---------------------------
                                                Robert G. Dudley, Secretary

Dated: July 15, 1996

                           CARLISLE BANCSHARES, INC.

To the Stockholders of
Carlisle Bancshares, Inc.

     Enclosed is a Notice of Special Meeting of Stockholders of Carlisle Bancshares, Inc. ("Carlisle") which will be held at 1590 Union National Plaza, Little Rock, Arkansas on August 19, 1996 at 10:00 A.M.

     At a Special Meeting, Stockholders of Carlisle will consider and vote upon the merger of Carlisle with and into First United Bancshares, Inc. ("First United"). The Agreement between First United and Carlisle provides that the stockholders of Carlisle will receive total consideration of $13,025,000, plus after-tax earnings of Carlisle between January 1, 1996 and the closing date, consisting of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United. The number of shares of First United Common Stock to be exchanged for all of the issued and outstanding shares of Carlisle Common Stock will be determined by dividing $13,025,000, plus after-tax earnings of Carlisle between January 1, 1996 and the closing date, by the average price per share of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Each stockholder of Carlisle common stock shall be entitled to receive a pro rata portion of First United common stock based on each stockholder's pro rata ownership of the issued and outstanding shares of Carlisle. In addition, the President of Carlisle's subsidiary, FirstBank of Arkansas, will receive First United Common Stock having a market value of approximately $40,000 in satisfaction of his options to buy Carlisle Common Stock in the future.

     If the average price of First United Common Stock exceeds $32.00 Carlisle may terminate the Agreement without liability. If the average price of First United Common Stock is less than $24.00 First United may terminate the Agreement without liability.

     First United is a bank holding company which is engaged in the business of banking through its eight wholly-owned bank subsidiaries and its trust company subsidiary, with bank offices in Union, Sebastian, Columbia, Ouachita, Izard, Arkansas and Crawford Counties in Arkansas and in Bowie County, Texas, which provide a full range of banking services to its customers.

     Stockholders of Carlisle will also consider and vote upon the election by Carlisle to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote on the merger in that the election will only be made in order to facilitate compliance with statutory law in consummating the merger and no election will be made unless the merger is approved.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our stockholders and therefore recommends that you vote in favor of the merger and the election to be governed by the 1987 Act. Additional information regarding the proposed merger, the above-referenced election, First United and the rights of dissenting stockholders is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.

                                            Very truly yours,

                                              /s/ WINTHROP P. ROCKEFELLER
                                              -----------------------------
                                                  Winthrop P. Rockefeller
                                                   Chairman of the Board

                           CARLISLE BANCSHARES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                August 19, 1996

     NOTICE is hereby given that a Special Meeting of Stockholders of Carlisle Bancshares, Inc. has been called by the Board of Directors and will be held at 1590 Union National Plaza, Little Rock, Arkansas on August 19, 1996 at 10:00 a.m. for the following purposes:

     1. To consider and vote upon an Agreement and Plan of Reorganization dated as of April 1, 1996, as amended on April 10, 1996 and May 30, 1996 (collectively, the "Agreement"), which provides for the merger of Carlisle Bancshares, Inc. into First United Bancshares, Inc. of El Dorado, Arkansas.

     2. To consider and vote upon an election to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote upon the Agreement and will only be effective if the Agreement is approved.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders of record at the close of business on June 28, 1996 are entitled to vote at the meeting. Both proposals 1 and 2 above require the affirmative vote of two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                              /s/ WINTHROP P. ROCKEFELLER
                                              -----------------------------
                                                  Winthrop P. Rockefeller
                                                   Chairman of the Board

Dated: July 15, 1996

                         FIRST UNITED BANCSHARES, INC.
                                      AND

                           CARLISLE BANCSHARES, INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                         FIRST UNITED BANCSHARES, INC.
                                   PROSPECTUS
                         595,000 SHARES OF COMMON STOCK
                                PAR VALUE $1.00

     This Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the stockholders of Carlisle Bancshares, Inc. ("Carlisle") and First United Bancshares, Inc. ("First United or the Company") in connection with the solicitation of proxies by the Board of Directors of Carlisle and First United, respectively, for use at a special meeting of stockholders of Carlisle to be held on August 19, 1996, including any adjournments or postponements of the meeting, and for use at a special meeting of stockholders of First United to be held on August 19, 1996, including any adjournments or postponements of the meeting. At the meetings or any adjournments or postponements thereof, the stockholders of Carlisle and First United will be asked to consider and vote on a proposal to authorize and approve the transactions contemplated by the Agreement and Plan of Reorganization between First United and Carlisle, dated April 1, 1996 as amended on April 10, 1996 (the "Agreement"), and incidental thereto the stockholders of Carlisle will be asked to consider and vote on a proposal to elect to have Carlisle governed by the Arkansas Business Corporation Act of 1987. Pursuant to the Agreement and the Plan of Merger ("Plan of Merger") which is Exhibit A to the Agreement, First United would acquire all of the issued and outstanding stock of Carlisle through a merger transaction (the "Merger") in which Carlisle would merge with and into First United in exchange for the issuance to the stockholders of Carlisle of up to 595,000 shares of First United common stock, par value $1.00 ("Common Stock").

     First United has agreed to register under the Securities Act of 1933, as amended (the "Securities Act") the shares of First United Common Stock that may be issued to stockholders of Carlisle in exchange for their stock in Carlisle. Consequently, this Proxy Statement serves as a Prospectus of First United under the Securities Act for the issuance of shares of First United Common Stock to stockholders of Carlisle.

     The Stockholders of First United will also consider and vote upon amendments to First United's Articles of Incorporation that would (1) allow the First United Board of Directors to approve certain mergers or share exchanges with other corporations without a Stockholders vote and (2) allow the First United Board of Directors to increase the number of directors fixed by the Stockholders and to fill such positions. These votes will be independent of each other and independent of the Merger.

     This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of Carlisle and First United on or about July 15, 1996. On June 3, 1996, the closing price on the National Association of Securities Dealers Automatic Quotation System of a share of First United Common Stock was $27.47, adjusted for the stock split declared on May 20, 1996.

       THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT.
      STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS
                        PROXY STATEMENT IN ITS ENTIRETY.
                            ------------------------
THE SECURITIES TO BE ISSUED IN THE PROPOSED TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
               THE DATE OF THIS PROXY STATEMENT IS JULY 15, 1996.

     NO PERSON IS AUTHORIZED BY FIRST UNITED OR CARLISLE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRST UNITED OR CARLISLE SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     First United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission ("Commission"). This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago (500 West Madison, Northwestern Atrium Center, 14th Floor, Chicago, Illinois 60661) and in New York (75 Park Place, New York, New York 10007) and copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. First United's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System and the Company's Exchange Act reports and other information can be inspected and copied at the National Association of Securities Dealers, 1735 "K" Street, N.W., Washington, D.C. 20006.

     First United has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to a maximum 595,000 shares of First United Common Stock to be issued upon consummation of the transactions contemplated by the Agreement. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by rules and regulations of the Commission. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement or any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. JOHN E. BURNS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST UNITED BANCSHARES, INC., MAIN AND WASHINGTON STREETS, EL DORADO, ARKANSAS 71730, (501) 863-3181. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST, ALTHOUGH NOT REQUIRED, SHOULD BE MADE, BY CERTIFIED MAIL, ON OR BEFORE AUGUST 9, 1996.

     The following documents of First United, which have been filed with the Commission under the Exchange Act, are incorporated by reference into this Proxy
Statement:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on April 1, 1996.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     Each document filed subsequent to the date of this Proxy Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the holding of the Special Meetings of the Stockholders of Carlisle and First United, respectively, shall be deemed to be incorporated by reference in this Proxy Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such document.

     All information contained in this Proxy Statement relating to First United has been supplied by First United and all information relating to Carlisle has been supplied by Carlisle.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
SUMMARY
  The Company........................................................................      6
  Carlisle...........................................................................      6
  The Merger.........................................................................      6
  Combined Company...................................................................      7
  No Fairness Opinion................................................................      7
  Election by Carlisle Stockholders Under the 1987 Act...............................      7
  The First United Special Meeting...................................................      8
  Proposed Amendments to First United's Articles of Incorporation....................      8
  The Carlisle Special Meeting.......................................................      8
  Certain Federal Income Tax Consequences............................................      8
  Dissenters' Rights.................................................................      8
  Regulatory Approvals...............................................................      8
  Accounting Treatment...............................................................      9
  Market Prices......................................................................      9
  Comparative Per Share Data.........................................................      9
  Selected Financial Data............................................................     10

THE CARLISLE SPECIAL MEETING
  Date, Time and Place...............................................................     12
  Purpose of Meeting.................................................................     12
  Shares Outstanding and Entitled to Vote; Record Date...............................     12
  Vote Required......................................................................     12
  Voting; Solicitation of Proxies....................................................     12

THE FIRST UNITED SPECIAL MEETING
  Date, Time and Place...............................................................     13
  Purpose of Meeting.................................................................     13
  Shares Outstanding and Entitled to Vote; Record Date...............................     13
  Vote Required......................................................................     13
  Voting; Solicitation of Proxies....................................................     13

THE MERGER
  Background of the Merger...........................................................     13
  Reason for the Merger..............................................................     14
  Fairness of the Transaction........................................................     14
  The Agreement......................................................................     14
  Regulatory Approvals...............................................................     15
  Antitrust Matters..................................................................     15
  Certain Federal Income Tax Consequences............................................     15
  Accounting Treatment...............................................................     17
  Right of Dissent Under the 1965 Act................................................     17
  Right of Dissent under the 1987 Act................................................     18
  Exchange Ratio for the Merger......................................................     19
  Expenses of the Merger.............................................................     19

FINANCIAL INFORMATION
  Pro Forma Combining Balance Sheet..................................................     21
  Pro Forma Combining Statements of Income...........................................     22
  Notes to Pro Forma Combining Financial Statements..................................     27

                                                                                       PAGE
                                                                                       -----
ELECTION BY CARLISLE STOCKHOLDERS UNDER THE 1987 ACT
  Election Incidental to the Merger..................................................     28
  Reason for the Election............................................................     28
  Result of the Election.............................................................     28

FIRST UNITED BANCSHARES, INC.
  General............................................................................     30
  Regulation.........................................................................     30
  Offices............................................................................     32
  Employees..........................................................................     32
  Description of First United Common Stock...........................................     32
  Resale of First United Common Stock................................................     33

CARLISLE BANCSHARES, INC.
  Description of Business............................................................     33
  Management Discussion and Analysis.................................................     33
  Directors and Executive Officers...................................................     42
  Transactions with Management.......................................................     43
  Principal Stockholders of Carlisle.................................................     43
  Resulting Ownership in First United................................................     43
  Competition........................................................................     43
  Litigation.........................................................................     43
  Offices............................................................................     43
  Employees..........................................................................     43
  Description of Carlisle Stock......................................................     44
  Comparison of Rights of Holders of Carlisle Common Stock and First United Common
     Stock...........................................................................     44

PROPOSED AMENDMENTS TO FIRST UNITED'S ARTICLES OF INCORPORATION......................     45

LEGAL MATTERS AND EXPERTS
  Legal Opinions.....................................................................     47
  Experts............................................................................     47
  General............................................................................     47

INDEX TO CARLISLE FINANCIAL STATEMENTS...............................................    F-1

ANNEXES
  I   -- Restated Agreement and Plan of Reorganization
  II  -- Arkansas Business Corporation Act of 1965 sec. 4-26-1007
  III -- Arkansas Business Corporation Act of 1987 sec. 4-27-1301 et. seq.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the attached Annexes and in the documents incorporated by reference. Stockholders are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

THE COMPANY

     The Company is a multi-bank holding company located in El Dorado, Arkansas with eight wholly-owned subsidiary banks and a trust company operating in over 28 locations in seven communities throughout the States of Arkansas and Texas. The Company's subsidiaries consist of First National Bank of El Dorado, El Dorado, Arkansas; First National Bank of Magnolia, Magnolia, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Merchants and Planters Bank, N.A., Camden, Arkansas; Commercial Bank at Alma, Alma, Arkansas, The Bank of North Arkansas, Melbourne, Arkansas, First Stuttgart Bank & Trust Company, Stuttgart, Arkansas, FirstBank, Texarkana, Texas and First United Trust Company, N.A., El Dorado, Arkansas (collectively called the "Subsidiary Banks"). The Company had consolidated assets of $1,370,822,000, and stockholders' equity of $132,043,000 as of March 31, 1996.

     On May 20, 1996, the Board of Directors of First United declared a 3-for-2 stock split effected in the form of a 50% stock dividend. The dividend will be distributed on June 28, 1996 to holders of record as of June 7, 1996. Unless otherwise indicated, all per share data, numbers of common shares and capital accounts contained herein have been restated to reflect this stock split.

     The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System Over-the-Counter Market (NASDAQ-NMS) under the symbol "UNTD". The Company's principal executive offices are located at Main and Washington Streets, El Dorado, Arkansas, 71730, and its telephone number is (501) 863-3181.

CARLISLE

     Carlisle is a privately-owned Arkansas bank holding company which owns 100% of Citizens Bank & Trust Company, Carlisle, Arkansas ("CBT"), FirstBank of Arkansas, Brinkley, Arkansas ("FirstBank"), and Hazen First State Bank, Hazen, Arkansas ("Hazen"). Carlisle had consolidated assets of $100,998,000 and stockholders' equity of $7,389,000 as of March 31, 1996.

     There is no public market for shares of Carlisle's outstanding capital stock. Carlisle's principal executive offices are located at 300 Spring Building, Suite 1010, Little Rock, Arkansas, 72201; its telephone number is
(501) 376-2128.

THE MERGER

     On April 1, 1996, the Company and Carlisle entered into a definitive agreement pursuant to which the Company proposes to acquire all of the issued and outstanding stock of Carlisle by merger of Carlisle with and into First United. The acquisition of Carlisle will be consummated through the issuance to Carlisle's stockholders of approximately 500,000 shares of First United Common Stock. The reason for the Merger is to expand the markets of the Company and thereby increase the earning potential of the Company. The Agreement requires that the merger be accounted for as a pooling of interests. See "The
Merger -- The Agreement."

     On March 29, 1996, the date immediately prior to the announcement of the agreement in principle, shares of First United Common Stock traded on the NASDAQ-NMS at a closing sales price of $28.14, adjusted for the stock split declared on May 20, 1996. There is no established market value for the stock of Carlisle.

     THE BOARD OF DIRECTORS OF FIRST UNITED AND CARLISLE RECOMMEND THAT FIRST UNITED AND CARLISLE STOCKHOLDERS, RESPECTIVELY, VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

COMBINED COMPANY

     The pro forma combined financial statements and its constituent parts of First United and Carlisle as of and for the periods indicated reflect assets, shareholders' equity, net interest income and income from continuing operations as follows (in thousands):

                                                     %                        %
                                     FIRST       PRO FORMA                PRO FORMA    PRO FORMA
                                     UNITED      COMBINED     CARLISLE    COMBINED      COMBINED
                                   ----------    ---------    --------    ---------    ----------
    Assets
      March 31, 1996.............  $1,370,822       93.1      $100,998       6.9       $1,471,820
    Shareholders' equity
      March 31, 1996.............     132,043       94.7         7,389       5.3          139,432
    Net interest income
      Year ended December 31,
         1995....................      49,485       93.2         3,584       6.8           53,069
      Three months ended March
         31, 1996................      12,622       93.0           948       7.0           13,570
    Income from continuing
      operations
      Year ended December 31,
         1995....................      15,204       93.0         1,142       7.0           16,346
      Three months ended March
         31, 1996................       4,349       92.7           342       7.3            4,691

     If a maximum of 595,000 shares of common stock of First United are issued to Carlisle stockholders, First United will have a total of approximately 8,333,000 shares of common stock issued and outstanding. Present First United stockholders will control 92.9% of such shares and Carlisle stockholders will control 7.1% of such shares.

NO FAIRNESS OPINION

     No fairness opinion will be rendered in connection with this transaction.

ELECTION BY CARLISLE STOCKHOLDERS UNDER THE 1987 ACT

     The Election by the stockholders of Carlisle to be governed by the Arkansas Business Corporation Act of 1987 codified at Ark. Code Ann. sec. 4-27-101 et. seq. (the "1987 Act") is incidental to and a condition of the Merger proposal and approval of such election will have no force or effect unless the Merger is likewise approved.

     Carlisle is a corporation organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. sec. 4-26-101 et. seq. (the "1965 Act"). The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state. The stockholders of First United elected to be governed by the 1987 Act by amending its Articles of Incorporation.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order to legally consummate a merger. Although both Acts contain similar provisions, Carlisle must elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory procedures.

THE FIRST UNITED SPECIAL MEETING

     Approval of the Merger by the stockholders of First United will be considered at a Special Meeting to be held at the First National Bank Building, El Dorado, Arkansas on August 19, 1996 at 2:00 p.m. Central Daylight Time.

     The affirmative vote of the holders of two-thirds of the outstanding shares of First United Common Stock is required for approval of the Merger. Directors, executive officers and their affiliates hold a total of approximately 15% of the outstanding Common Stock of First United. Stockholders of First United are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1987 Act."

PROPOSED AMENDMENTS TO FIRST UNITED'S ARTICLES OF INCORPORATION

     The Stockholders of First United will also consider and vote upon amendments to First United's Articles of Incorporation that would (1) allow the First United Board of Directors to approve certain mergers or share exchanges with other corporations without a Stockholders vote and (2) allow the First United Board of Directors to increase the number of directors fixed by the Stockholders and to fill such positions. These votes will be independent of each other and independent of the Merger.

     The affirmative vote of two-thirds of the outstanding shares of First United Common Stock is required for approval of each proposed amendment.

THE CARLISLE SPECIAL MEETING

     Approval of the Merger by the stockholders of Carlisle will be considered at a Special Meeting to be held at 1590 Union National Plaza, Little Rock, Arkansas on August 19, 1996, at 10:00 a.m. Central Daylight Time.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Carlisle common stock is required for the approval of the Merger and the Election to be governed by the 1987 Act. Directors, executive officers and their affiliates hold a total of 99% of the outstanding stock of Carlisle. Stockholders of Carlisle are entitled to dissenters' rights. See "The
Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either First United or Carlisle as a result of the Merger and Carlisle's stockholders will not recognize gain or loss upon the receipt of First United Common Stock in exchange for Carlisle common stock. Carlisle expects to receive an opinion of counsel, dated as of the effective date of the Merger, opining that no gain or loss will be recognized by the Carlisle stockholders upon the receipt of First United Common Stock in exchange for Carlisle common stock in connection with the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning the taxability of this transaction. See "The Merger -- Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

     Holders of both First United Common Stock and Carlisle common stock are entitled to dissenter's rights with respect to the Merger. Holders of First United Common Stock may exercise their right of dissent under the 1987 Act, while Holders of Carlisle Common Stock may exercise their right of dissent under either the 1965 Act or the 1987 Act. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act".

REGULATORY APPROVALS

     At this time, First United expects to receive the approval of the Board of Governors of the Federal Reserve to merge Carlisle into First United. First United also expects to receive the approval of the Arkansas Bank Commissioner to consummate the Merger. See "The Merger -- Regulatory Approvals."

ACCOUNTING TREATMENT

     First United intends to treat the Merger as a pooling of interests for accounting purposes. Consummation of the Merger is conditioned upon the receipt of the opinion of Arthur Andersen LLP that the Merger will qualify for the pooling of interests accounting treatment. See "The Merger -- Accounting Treatment."

MARKET PRICES

     First United Common Stock is traded over-the-counter in the NASDAQ National Market System. Carlisle common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for First United Common Stock.

                                                                  HIGH       LOW
                                                                 ------     ------
            1993...............................................  $19.67     $15.33
            1994...............................................   22.00      17.67
            1995...............................................   28.67      19.00
            1996 (through June 3, 1996)........................   28.81      26.80

     On March 29, 1996, immediately prior to the public announcement of the agreement in principle between First United and Carlisle as to the proposed merger transaction, the closing sales price for First United Common Stock was $28.14. On June 3, 1996, the closing sales price for First United Common Stock was $27.47.

COMPARATIVE PER SHARE DATA

     The following table sets forth for the periods indicated selected historical per share data of First United and Carlisle and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of First United which are incorporated by reference in this Proxy Statement, and the consolidated financial statements and related notes of Carlisle and the pro forma combining balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Proxy Statement. See "Financial Information." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                                         FIRST UNITED/CARLISLE           CARLISLE PRO FORMA
                                            FIRST                        PRO FORMA COMBINED(2)             EQUIVALENT(3)
                                           UNITED         CARLISLE     --------------------------    --------------------------
                                        HISTORICAL(1)    HISTORICAL    $24.00    $28.00    $32.00    $24.00    $28.00    $32.00
                                        -------------    ----------    ------    ------    ------    ------    ------    ------
Book value per common share:
  December 31, 1995...................     $ 16.85         $50.67      $16.60    $16.75    $16.87    $64.74    $55.94    $49.26
  March 31, 1996......................       17.06          53.28       16.84     17.00     17.12     65.68     56.78     49.99
Cash Dividends per common share:
  Year ended December 31, 1993........         .44           1.65         .44       .44       .44      1.71      1.47      1.28
  Year ended December 31, 1994........         .49           1.40         .49       .49       .49      1.91      1.64      1.43
  Year ended December 31, 1995........         .57           1.00         .57       .57       .57      2.22      1.90      1.66
  Three Months ended March 31, 1995...         .13           1.00         .13       .13       .13       .51       .43       .38
  Three Months ended March 31, 1996...         .15             --         .15       .15       .15       .59       .50       .44
Income per share from continuing
  operations:
  Year ended December 31, 1993........        1.71           6.05        1.70      1.71      1.72      6.63      5.71      5.02
  Year ended December 31, 1994........        1.81           6.43        1.80      1.82      1.83      7.02      6.08      5.34
  Year ended December 31, 1995........        1.96           8.25        1.97      1.99      2.01      7.68      6.65      5.87
  Three Months ended March 31, 1995...         .47           1.53         .47       .47       .48      1.83      1.57      1.40
  Three Months ended March 31, 1996...         .56           2.47         .57       .57       .58      2.22      1.91      1.69

- ---------------

(1) On May 20, 1996, the Board of Directors of First United declared a 3-for-2 stock split effected in the form of a 50% stock dividend. The dividend will be distributed on June 28, 1996 to holders of record as of June 7, 1996. All per share data have been restated to reflect this stock split.

(2) The First United/Carlisle Pro Forma Combined amounts do not consider the number of shares of First United Common Stock that may be issued in such amount as is equal to the after-tax earnings of Carlisle between January 1, 1996 and the closing date. The after-tax earnings of Carlisle for the three months ended March 31, 1996 were $342,000. The First United/Carlisle Pro Forma Combined amounts do not consider the number of shares of First United Common Stock that may be issued in such amount as is equal to the intrinsic value of any unexercised Carlisle stock options at the time of the Merger. First United estimates the intrinsic value of such Carlisle stock options to approximate $40,000. See "Financial Information."

(3) The Carlisle pro forma equivalents represent the respective First United/Carlisle pro forma combined earnings, dividends and book value per common share multiplied by the applicable exchange ratio of 3.90 ($24.00 First United stock value), 3.34 ($28.00 First United stock value) or 2.92 ($32.00 First United stock value) shares of First United Common Stock for each share of Carlisle Common Stock so that the First United/Carlisle pro forma equivalent amounts are equated to the respective values for one share of Carlisle Common Stock. The exchange ratio is determined by dividing First United common stock to be received by the Carlisle stockholders by the 139,142 shares of Carlisle Common Stock currently outstanding.

SELECTED FINANCIAL DATA

     The table on the following page presents selected historical financial data of First United and Carlisle and selected unaudited pro forma financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the earliest period presented, but without giving effect to costs associated with the consummation of the Merger, which currently are estimated to total $200,000. The First United historical data for each of the years in the five-year period ended December 31, 1995 are based on the historical financial statements of First United as audited by Arthur Andersen LLP, independent public accountants. The Carlisle historical data for the year ended December 31, 1995 is derived from the historical financial statements of Carlisle as audited by Kemp & Company, independent auditors. The Carlisle data for each of the years in the three-year period ended December 31, 1994 (1992 not presented separately herein) are derived from the historical financial statements of Carlisle as audited by Ernst & Young LLP, independent auditors. The selected financial data for First United for the three month periods ended March 31, 1995 and 1996, and for Carlisle for the three month periods ended March 31, 1995 and 1996 and for the year ended December 31, 1991 have been obtained from unaudited financial statements and, in the opinion of the respective management of First United and Carlisle, include all adjustments necessary to present fairly the data for such periods. The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of First United and Carlisle give effect to the exchange of each share of Carlisle common stock for 3.34 shares of First United Common Stock.

     These data should be read in conjunction with the consolidated financial statements of each of First United and Carlisle, and the related notes thereto, incorporated by reference herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."

                             SUMMARY FINANCIAL DATA

                                                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                              MARCH 31,
                                       --------------------------------------------------------------   -----------------------
                                          1991         1992         1993         1994         1995         1995         1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
FIRST UNITED -- HISTORICAL
Operating Data
  Total interest income..............  $   84,935   $   77,570   $   71,968   $   73,214   $   92,735   $   21,052   $   24,195
  Net interest income................      36,710       42,511       43,063       42,961       49,485       11,555       12,622
  Provision for possible loan
    losses...........................       4,712        2,486        1,815          334          574           46           76
  Income from continuing
    operations.......................       8,454       12,676       13,215       14,008       15,204        3,669        4,349
Per Share Data
  Income from continuing
    operations.......................        1.09         1.64         1.71         1.81         1.96         0.47         0.56
  Cash dividend paid.................        0.33         0.40         0.44         0.49         0.57         0.13         0.15
Selected Balance Sheet Items
  Total assets.......................   1,038,320    1,086,467    1,123,598    1,106,610    1,336,020    1,269,636    1,370,822
  Total securities...................     446,063      509,552      513,399      489,036      540,121      524,785      560,393
  Net loans..........................     448,972      442,661      489,333      502,826      631,537      595,963      635,654
  Total deposits.....................     909,703      943,097      969,749      953,904    1,127,914    1,101,171    1,152,799
  Long-term debt.....................      10,299        8,821        7,723       12,825       16,832       11,107       16,832
  Capital accounts...................      85,571       95,438      108,122      109,509      130,405      116,386      132,043
CARLISLE -- HISTORICAL
Operating Data
  Total interest income..............       5,037        4,237        3,666        5,798        7,378        1,653        1,913
  Net interest income................       2,191        2,253        2,107        3,093        3,584          813          948
  Provision for possible loan
    losses...........................         151          180          180           65           60           11           17
  Income from continuing
    operations.......................         641          721          746          873        1,142          211          342
Per Share Data
  Income from continuing
    operations.......................        4.68         5.84         6.05         6.43         8.25         1.53         2.47
  Cash dividend paid.................        1.07           --         1.65         1.40         1.00         1.00           --
Selected Balance Sheet Items
  Total assets.......................      54,064       54,745       54,908       98,066      100,794       97,935      100,998
  Total securities...................      17,420       17,104       19,007       36,390       33,672       41,530       36,672
  Net loans..........................      31,460       32,570       30,852       52,518       56,953       48,833       54,924
  Total deposits.....................      47,146       46,781       46,357       83,573       84,793       82,412       85,777
  Long-term debt.....................       2,700        3,204        3,422        5,850        7,473        5,381        6,959
  Capital accounts...................       3,578        4,306        4,847        5,930        7,027        5,899        7,389
PRO FORMA -- COMBINED
Operating Data
  Total interest income..............      89,972       81,807       75,634       79,012      100,113       22,705       26,108
  Net interest income................      38,901       44,764       45,169       46,054       53,069       12,368       13,570
  Provision for possible loan
    losses...........................       4,863        2,666        1,995          399          634           57           93
  Income from continuing
    operations.......................       9,095       13,398       13,961       14,881       16,346        3,880        4,691
Per Share Data
  Income from continuing
    operations.......................        1.11         1.65         1.71         1.82         1.99         0.47         0.57
  Cash dividend paid.................        0.33         0.40         0.44         0.49         0.57         0.13         0.15
Selected Balance Sheet Items
  Total assets.......................   1,092,384    1,141,212    1,178,506    1,204,676    1,436,814    1,367,571    1,471,820
  Total securities...................     463,483      526,656      532,406      525,426      573,793      566,315      597,065
  Net loans..........................     480,432      475,231      520,185      555,344      688,490      644,796      690,578
  Total deposits.....................     956,849      989,878    1,016,106    1,037,477    1,212,707    1,183,583    1,238,576
  Long-term debt.....................      12,999       12,025       11,145       18,675       24,305       16,488       23,791
  Capital accounts...................      89,149       99,744      112,969      115,439      137,432      122,285      139,432

                          THE CARLISLE SPECIAL MEETING

DATE, TIME AND PLACE

     The Carlisle Special Meeting will be held on August 19, 1996, commencing at 10:00 a.m. Central Daylight Time, at the offices of Carlisle, 1590 Union National Plaza, Little Rock, Arkansas.

PURPOSE OF MEETING

     The purpose of the Carlisle Special Meeting is to consider and vote upon the adoption of the Agreement between Carlisle and First United and to consider and vote upon the election of Carlisle to be governed by the Arkansas Business Corporation Act of 1987 (the "Election").

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on June 28, 1996 has been fixed by the Board of Directors of Carlisle as the record date for the determination of holders of Carlisle common stock entitled to notice of and to vote at the Carlisle Annual Meeting. At the close of business on June 28, 1996, there were 139,142 shares of Carlisle common stock outstanding held by 23 shareholders of record. Holders of record of Carlisle common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of Carlisle common stock outstanding on the record date is required to adopt the Agreement and the Election.

     As of May 31, 1996, directors, executive officers and their affiliates own 99% of the outstanding stock of Carlisle.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the Carlisle Special Meeting accompany copies of this Proxy Statement delivered to record holders of Carlisle common stock and such proxies are solicited on behalf of the Board of Directors of Carlisle. A holder of Carlisle common stock may use his proxy if he is unable to attend the Carlisle Annual Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of Carlisle, or by submitting a proxy having a later date, or by such person appearing at the Carlisle meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger and the Election.

     Carlisle will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of Carlisle acting on Carlisle's behalf, may solicit proxies personally.

                        THE FIRST UNITED SPECIAL MEETING
DATE, TIME AND PLACE

     The First United Special Meeting will be held on August 19, 1996, commencing at 2:00 p.m. Central Daylight Time at the First National Bank Building, Main and Washington Streets, El Dorado, Arkansas.

PURPOSE OF MEETING

     The purpose of the First United Special Meeting is to consider and vote upon the adoption of the Agreement between Carlisle and First United, and to consider and vote upon two proposed amendments to First United's Articles of Incorporation.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on June 28, 1996 has been fixed by the Board of Directors of First United as the record date for determination of holders of First United Common Stock entitled to notice of and to vote at the First United Special Meeting. At the close of business on May 31, 1996, there were approximately 7,738,000 shares of First United Common Stock issued and outstanding held by approximately 1,400 stockholders of record. Holders of record of First United Common Stock on the record date are entitled to one vote per share, and are entitled to Dissenter's Rights. See "The Merger -- Right of Dissent under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of First United Common Stock outstanding on the record date is required to adopt the Agreement and each of the proposed amendments to the Articles of Incorporation. As of May 31, 1996, directors, executive officers and their affiliates own approximately 15% of the outstanding Common Stock of First United.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the First United Special Meeting accompany copies of this Proxy Statement delivered to record holders of First United Common Stock. A holder of First United Common Stock may use his proxy if he is unable to attend the First United Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of First United, or by submitting a proxy having a later date, or by such person appearing at the First United Special Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger.

     First United will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of First United, acting on First United's behalf, may solicit proxies personally.

                                   THE MERGER
BACKGROUND FOR THE MERGER

     From time to time, the Board of Directors and management of Carlisle have considered various strategies for Carlisle, including merging with a larger company. The Board of Directors and management determined that it was appropriate to consider a potential merger or sale of Carlisle. Several companies were contacted to determine whether they had interest in acquiring Carlisle by purchase or through a merger transaction. Discussions with First United ensued. After numerous negotiating sessions, First United and Carlisle negotiated the Agreement, which was approved by the Board of Directors and certain shareholders of Carlisle on April 1, 1996.

REASON FOR THE MERGER

     The acquisition of Carlisle will expand First United's current markets. The banking subsidiaries of Carlisle are located in Carlisle, Arkansas, Hazen, Arkansas and Brinkley, Arkansas. Currently, there are no banking offices in the First United system located in Carlisle, Hazen or Brinkley. Thus, the acquisition of Carlisle expands First United's market into new areas.

     Management of First United believes that by expanding its markets, it will increase the range and competitiveness of its banking services to persons residing in the Carlisle, Hazen and Brinkley areas while increasing the earning power of First United. Moreover, it is the present intention of First United to merge CBT, Hazen and FirstBank with First United's subsidiary First Bank & Trust Company, Stuttgart, Arkansas ("Stuttgart") within twelve months after the Merger. While the respective markets of the four banks do not overlap, Stuttgart is located in Arkansas County which is contiguous to each of the counties of the Carlisle Subsidiaries. The combined market area of the four banks will form one contiguous area and First United believes the combination will result in operating efficiencies.

FAIRNESS OF THE TRANSACTION

     THE BOARDS OF DIRECTORS OF FIRST UNITED AND CARLISLE BELIEVE THAT THE PROPOSED ACQUISITION TERMS ARE FAIR TO THE STOCKHOLDERS OF BOTH FIRST UNITED AND CARLISLE AND RECOMMEND A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

THE AGREEMENT

     The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto by Annex.

     Under the terms of the Agreement, Carlisle will be merged with and into First United in exchange for the issuance by the Company of approximately 500,000 newly issued shares of First United Common Stock to the holders of the common stock of Carlisle.

     The Agreement provides that the stockholders of Carlisle will receive on a pro rata basis total consideration of $13,025,000, plus after-tax earnings of Carlisle between January 1, 1996 and the closing date, consisting of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United. The number of shares of First United common stock to be exchanged for all of the issued and outstanding shares of Carlisle Common Stock will be determined by dividing $13,025,000, plus after-tax earnings of Carlisle between January 1, 1996 and the closing date, by the average price of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Fractional shares of First United Common Stock shall not be issued and any Carlisle stockholder entitled to receive a fractional share shall receive a cash payment equal to the value of the fractional share based on the average price of First United Common Stock. In addition the president of Carlisle subsidiary FirstBank of Arkansas, Brinkley, Arkansas, will receive First United Common Stock having a value of approximately $40,000 in satisfaction of options to purchase Carlisle Common Stock in the future.

     The Agreement can be terminated by Carlisle if the First United Common Stock average price is greater than $32.00. First United may terminate the Agreement if the First United Common Stock average price is less than $24.00. In addition, either party may terminate the Agreement, if the Merger is not closed on or before December 31, 1996 provided that the failure to close is not caused by a breach of the Agreement by the party seeking to terminate it.

     Carlisle has agreed, for the period prior to the consummation of the merger, to operate its businesses only in the usual, regular and ordinary course. In addition, Carlisle will use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. Carlisle has further agreed that, prior to consummation of the Merger, it will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either First United or Carlisle to obtain any necessary approvals, adversely affect the ability of First United or Carlisle to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. Carlisle has further agreed that, unless otherwise required by applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

     The Agreement requires that certain conditions occur or be waived prior to the closing date ("conditions precedent"), including (a) approval by Carlisle stockholders by two-thirds of all outstanding shares; (b) approval by First United stockholders by two-thirds of all outstanding shares; (c) approval by the appropriate bank regulatory authorities; (d) receipt by First United of an opinion from Arthur Andersen LLP that the Merger will qualify for pooling of interests treatment under the applicable accounting principles; and (e) satisfaction of other normal conditions to closing a merger transaction. It is also a condition to the Merger that First United have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement, except those required by law, may be waived by the party benefited by the condition.

     The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application has been filed for approval of the Merger with the Board of Governors of the Federal Reserve System ("Board") for First United to acquire Carlisle. In conjunction with the Board application, the Merger is also subject to review by the Department of Justice as to its competitive effects. An application has also been filed with the Arkansas Bank Department ("Department") for approval of the Merger. The application made to the Board and Department has not been approved or denied. It cannot be predicted with accuracy when approval or denial will be received, however, the Company expects regulatory action to be taken on these applications within sixty (60) days following the date of this Proxy Statement.

ANTITRUST MATTERS

     The Department of Justice has fifteen (15) calendar days after approval by the Board in which to challenge the proposed Merger on anti-trust considerations. The approval letter or Order from the Board, therefore will provide that the Merger may not be consummated until fifteen (15) calendar days after the effective date of such letter or Order. The letter or Order will also provide that the transaction must be consummated no later than ninety (90) calendar days from that effective date unless the period is extended for good cause by the Board upon request by First United.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. For federal income tax purposes the law provides that participants (a "Party" or "Parties") in a transaction, including the transaction contemplated by the Merger, which meets certain specific statutory and case law requirements (a "reorganization") are entitled to special tax treatment which effectively defers the instance of taxation on any gain inherent in a reorganization. This result is achieved by treating the Parties as if they had continued substantially unaffected by the reorganization. Under Section 361, no gain or loss is recognized by a Party as a result of a reorganization (Section references under this caption are to the Internal Revenue Code of 1986, as amended (the "Code"). Section 362(b) provides that the tax basis of property received by a Party in a reorganization is the same as it would be in the hands of the transferor, increased by any gain recognized by the transferor on such transfer. The tax basis of the underlying assets of the Parties is not changed.

     For the stockholders of corporations which are Parties to a reorganization,
Section 354 provides that no gain or loss shall be recognized to such stockholders on the exchange of their stock of one Party for the stock of another Party. Section 358 provides that the basis of the stock received by such a stockholder shall be the same as the basis of the stock surrendered in the exchange. Under Section 1223, the holding period of the stock received by a stockholder of one of the Parties will include the period for which the stock exchanged by such stockholder was held.

     As a result of case law interpreting the special tax treatment available for reorganizations, there is also (i) a continuity-of-interest concept which requires that, in the aggregate, stockholders of each of the corporate parties to a reorganization maintain a minimum level of equity ownership in the surviving corporate party, (ii) a continuity of business enterprise requirement; and (iii) a valid business purpose requirement.

     Tax Consequences. It is expected that at or prior to the closing date of the Merger, Carlisle will receive closing tax opinion of tax counsel to Carlisle that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement and that the case law requirements described above, relating to continuity of stockholder interest, continuity of business enterprise and valid business purpose, are satisfied, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and First United and Carlisle each will be a Party to the reorganization within the meaning of
Section 368(b) of the Code.

     If the Merger constitutes such a reorganization, the following will be the material federal income tax consequences of the Merger in the opinion of Shults, Ray & Kurrus: (i) no gain or loss will be recognized by the Carlisle stockholders upon the receipt of First United Common Stock in exchange for Carlisle common stock in connection with the Merger; (ii) the tax basis of the First United Common Stock to be received by the Carlisle stockholders in connection with the Merger will be the same as the basis in the Carlisle Common Stock surrendered in exchange therefor; (iii) the holding period of the First United Common Stock to be received by the Carlisle stockholders in connection with the Merger will include the holding period of the Carlisle common stock surrendered in exchange therefor, provided that Carlisle common stock is held as a capital asset at the effective time of the Merger; and (iv) the payment of cash to stockholders of Carlisle in lieu of the issuing fractional shares of First United Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by First United for cash and the payments received will be treated as distributions in redemption of the fractional shares, subject to the provisions of Section 302 of the Code.

     Cash Received by Holders of Carlisle or First United Common Stock Who Dissent. A stockholder of Carlisle or First United who perfects his dissenter's rights under the laws of Arkansas and who receives payment of the fair value of his shares of Carlisle common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318. In general, if the dissenting shares of common stock are held by the holder as a capital asset at the effective time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of common stock who contemplates exercising his dissenter's rights should consult his own tax adviser as to the possibility that any payment to him will be treated as dividend income.

     THE DISCUSSION OF FEDERAL INCOME TAX MATTERS SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH CARLISLE AND

FIRST UNITED STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     First United intends to treat the merger as a pooling of interests for accounting purposes. Consequently, in accordance with generally accepted accounting principles, First United anticipates that it will restate its 1996 consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Carlisle as reflected in its consolidated financial statements, subject to appropriate adjustments, if any, to conform accounting principles of the two companies.

RIGHT OF DISSENT UNDER THE 1965 ACT

     HOLDERS OF CARLISLE COMMON STOCK WILL BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS EITHER UNDER THE 1965 ACT OR THE 1987 ACT. IF APPROVED, THE ELECTION TO BE GOVERNED BY THE 1987 ACT BY THE STOCKHOLDERS OF CARLISLE, AS DISCUSSED BELOW, WILL BE MADE PRIOR TO CONSUMMATION OF THE MERGER BUT SUBSEQUENT TO A VOTE ON SUCH MERGER. THEREFORE, FIRST UNITED WILL RECOGNIZE COMPLIANCE WITH EITHER THE 1965 ACT OR THE 1987 ACT AS A VALID EXERCISE OF DISSENTER'S RIGHTS WITH RESPECT TO SUCH MERGER. FOR A DISCUSSION OF THE PROCEDURE TO BE FOLLOWED UNDER THE 1987 ACT, SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1987 ACT."

     Under Arkansas law, holders of Carlisle common stock are entitled to dissenters' rights pursuant to Ark. Code Ann. sec. 4-26-1007 of the 1965 Act. However, if a holder of shares of Carlisle common stock chooses to follow the procedure under the 1965 Act, he shall only be entitled to such rights if he complies with that statute. The following summary does not purport to be a complete statement of the method of compliance with Section 4-26-1007 and is qualified by reference to those statutory sections which are attached hereto by Annex.

     A holder of Carlisle stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

          (b) Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately proceeding paragraph should be mailed or delivered to Carlisle Bancshares, Inc., 300 Spring Building, Suite 1010, Little Rock, Arkansas 72201,
Attention: Daniel C. Horton, Secretary. Because the written objection must be delivered prior to or at the stockholder vote on the Agreement, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     Within ten (10) days after the consummation of the Merger, any stockholder objecting to the Merger must make a written demand on First United for payment of the fair value of his shares as of the day before the vote on the Agreement was taken. This second notice should be mailed to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas, 71730, Attention: John E. Burns, Vice President and Chief Financial Officer. The demand must state the number and class of shares owned. If a demand is not made within the 10-day period, the stockholder is bound by the Agreement.

     Within ten (10) days after the Merger is effected, First United shall give notice to each dissenting stockholder who made demand as provided above for the payment of the value of his shares. If the dissenting stockholder and First United agree upon the value of the shares within thirty (30) days after the date of the

Merger, then payment shall be made within ninety (90) days of the Merger. Simultaneously with the payment, the dissenting stockholder shall surrender the certificates representing his shares.

     If within the thirty-day period no agreement is reached as to the value of the dissenting stockholder's shares, the dissenting stockholder must file a petition in Pulaski County Circuit Court within 60 days after the expiration of the 30-day period asking for a determination of the fair value of his shares. The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to First United. If a dissenting stockholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the Agreement.

RIGHT OF DISSENT UNDER THE 1987 ACT

     HOLDERS OF FIRST UNITED COMMON STOCK OR CARLISLE COMMON STOCK SHALL BE ENTITLED TO DISSENTER'S RIGHTS PURSUANT TO ARK. CODE ANN. SEC. 4-27-1301 ET. SEQ. OF THE 1987 ACT WITH RESPECT TO THE MERGER. HOWEVER, A HOLDER OF FIRST UNITED COMMON STOCK SHALL ONLY BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS UNDER THE 1987 ACT, WHEREAS A HOLDER OF CARLISLE COMMON STOCK MAY ALSO EXERCISE SUCH RIGHTS UNDER THE 1965 ACT. SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1965 ACT."

     The following summary does not purport to be a complete statement of the method of compliance with the 1987 Act and is qualified by reference to those statutory sections which are attached hereto by Annex.

     A holder of either Carlisle or First United Common Stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

          (b) Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately preceding paragraph should be mailed or delivered by a Carlisle stockholder to Carlisle Bancshares, Inc., 300 Spring Building, Suite 1010, Little Rock, Arkansas 72201, Attention: Daniel C. Horton, Secretary or by a stockholder of First United, to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas 71730, Attention: John E. Burns, Vice President and Chief Financial Officer. Because the written objection must be delivered prior to or at the time of the stockholder votes on the Merger, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     If the Merger is adopted at the special stockholders meeting, the corporation must send to the dissenting stockholder, no later than ten (10) days after the corporate action was taken, a dissenter's notice which will inform the stockholder where a demand for payment must be sent, where the stockholder's share certificates must be deposited and provide a form for demanding payment. The dissenter's notice will also notify the stockholder of a time period of not fewer than thirty (30) nor more than sixty (60) days within which the stockholder must deliver the payment demand form and stock certificates to the corporation.

     As soon as the Merger is consummated, or upon receipt of a payment demand by the dissenting stockholder, First United must pay the dissenting stockholder the amount First United estimates to be the fair value of the shares, plus accrued interest and deliver to the dissenting stockholder the corporation's balance sheet as of the most recent fiscal year, an income statement for that year, a statement of changes in stockholder equity for that year, and the latest available interim financial statement. At this time, First United shall also deliver to the dissenting stockholder a statement of the corporation's estimate of fair value of the shares, an explanation of how interest was calculated, a statement of the dissenter's right to demand a higher value for his shares and a copy of the appropriate statutory provisions governing the dissenters rights procedure.

     Within thirty (30) days after the dissenting stockholder has received payment in the amount the corporation estimates to be the fair value of the shares, the dissenting stockholder must notify the corporation, in writing, of his own estimate of fair value. If the dissenting stockholder does not notify the corporation within this thirty (30) day period, he waives his right to demand a higher payment.

     If the demand for payment, as referenced in the immediately preceding paragraph remains unsettled for sixty (60) days from the date the corporation receives the dissenting stockholder's demand for payment, the corporation must commence a proceeding and file a petition in Pulaski County Circuit Court to determine the fair value of the shares and the amount of accrued interest to be paid.

EXCHANGE RATIO FOR THE MERGER

     The number of shares of First United Common Stock to be issued pursuant to the Merger is calculated by dividing $13,025,000, plus after-tax earnings of Carlisle between January 1, 1996 and the closing date, by the average sales price of First United Common Stock for all trades occurring during the period of ten (10) days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. The exchange ratio for the Merger is calculated by taking the number of shares of First United Common Stock to be issued and dividing this number by the total number of outstanding shares of Carlisle common stock, which is 139,142. The following table illustrates a range of average sales prices for First United Common Stock and based upon these average sales prices, calculates the number of shares of First United Common Stock to be issued and the resulting exchange ratio. Furthermore, the table illustrates the total consideration to be exchanged, which will vary depending upon the date of closing and the earnings of Carlisle during 1996 and the average sales price of First United Common Stock. This table is for illustration purposes only and should not be relied upon as the actual amount of shares to be issued, the actual average sales price, the actual exchange ratio, or the actual amount of consideration to be exchanged.

                        CALCULATION OF EXCHANGE RATIO(1)

    First United Average Sales Price........  $     24.00       $     28.00       $     32.00
    Total Purchase Price....................   13,025,000        13,025,000        13,025,000
    First United Common Stock Issued(2).....      542,708           465,178           407,031
    Exchange Ratio for the Merger...........         3.90              3.34              2.92

- ---------------

(1) The Exchange Ratio represents the number of shares of First United Common Stock that a stockholder of Carlisle would receive for one share of Carlisle Common Stock. However, as discussed above, fractional shares will not be issued.

(2) The First United Common Stock issued excludes the number of shares of First United Common Stock that may be issued in such amount as is equal to the after-tax earnings of Carlisle between January 1, 1996 and the closing date. The after-tax earnings of Carlisle for the three months ended March 31, 1996 were $342,000. The First United Common Stock issued also excludes the number of shares of First United Common Stock that may be issued in such amount as is equal to the intrinsic value of any unexercised Carlisle stock options at the time of the Merger. First United estimates the intrinsic value of such Carlisle stock options to approximate $40,000.

EXPENSES OF THE MERGER

     First United and Carlisle will bear their own expenses incident to preparing for entering into and carrying out the Merger Agreement and the consummation of the Merger, except that First United will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Board and Department.

                             FINANCIAL INFORMATION

     The following unaudited Pro Forma Combining Balance Sheet as of March 31, 1996, and Unaudited Pro Forma Combining Income Statements for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, and 1993 illustrate the effect of the proposed Merger as if the Merger had occurred at the beginning of the earliest period presented.

     These Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of First United which are incorporated by reference herein and Carlisle which are included herein.

     The Pro Forma Combining Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate which may be attained in the future.

                       PRO FORMA COMBINING BALANCE SHEET

                                     ASSETS

                                                              AS OF MARCH 31, 1996
                                           ----------------------------------------------------------
                                                                           PRO FORMA        PRO FORMA
                                           FIRST UNITED     CARLISLE     ADJUSTMENTS(1)     COMBINED
                                           ------------     --------     --------------     ---------
                                                                 (IN THOUSANDS)
Cash and due from banks..................   $    42,898     $  3,547        $     --        $  46,445
Short-term investment....................        73,974        1,445              --           75,419
Securities available-for-sale............       361,751        8,718              --          370,469
Investment securities....................       198,642       27,954              --          226,596
Net loans................................       635,654       54,924              --          690,578
Premises and equipment...................        26,847        1,454              --           28,301
Goodwill.................................        11,367          756              --           12,123
Other real estate owned..................           564           --              --              564
Other assets.............................        19,125        2,200              --           21,325
                                             ----------     --------        --------        ----------
          Total Assets...................   $ 1,370,822     $100,998        $     --        $1,471,820
                                             ==========     ========        ========        ==========

                                             LIABILITIES

Total deposits...........................   $ 1,152,799     $ 85,777        $     --        $1,238,576
Federal funds purchased and securities
  sold under agreements to repurchase....        53,420           --              --           53,420
Other liabilities........................        15,728          873              --           16,601
Notes payable............................        16,832        6,959              --           23,791
                                             ----------     --------        --------        ----------
          Total Liabilities..............     1,238,779       93,609              --        1,332,388
                                             ----------     --------        --------        ----------
Capital Accounts
  Preferred stock........................            --           --              --               --
  Common stock...........................         7,739          155            (155)(2)        8,204
                                                                                 465(2)
  Surplus................................        10,972        1,863          (1,863)(2)       12,427
                                                                               1,455(2)
  Undivided profits......................       113,584        5,880              --          119,464
  Less: Treasury stock...................            --          (98)             98(2)            --
  Unrealized gains (losses) of securities
     Available for sale..................          (252)        (411)             --             (663)
                                             ----------     --------        --------        ----------
          Total Capital Accounts.........       132,043        7,389              --          139,432
                                             ----------     --------        --------        ----------
          Total Liabilities and Capital
            Accounts.....................   $ 1,370,822     $100,998        $     --        $1,471,820
                                             ==========     ========        ========        ==========

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                                FOR THE THREE MONTHS ENDED
                                                                      MARCH 31, 1996
                                                        ------------------------------------------
                                                                                        PRO FORMA
                                                        FIRST UNITED      CARLISLE       COMBINED
                                                        ------------      --------      ----------
                                                          (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income.......................................   $    24,195      $  1,913      $   26,108
Interest expense......................................        11,573           965          12,538
                                                          ----------      --------      ----------
Net interest income...................................        12,622           948          13,570
Provision for loan losses.............................            76            17              93
                                                          ----------      --------      ----------
Net interest income after provision for loan losses...        12,546           931          13,477
Other income
  Service charges on deposit accounts.................         1,089           124           1,213
  Trust department income.............................           438             5             443
  Security gains......................................            59            --              59
  Other operating income..............................           834            54             888
                                                          ----------      --------      ----------
          Total other income..........................         2,420           183           2,603
                                                          ----------      --------      ----------
Other expense
  Salaries............................................         3,534           295           3,829
  Pension and other employee benefits.................         1,180            61           1,241
  Net occupancy expense...............................           784            41             825
  Equipment expense...................................           560            67             627
  Data processing expense.............................           431            --             431
  Other operating expenses............................         2,264           185           2,449
                                                          ----------      --------      ----------
          Total other expense.........................         8,753           649           9,402
                                                          ----------      --------      ----------
Income before income taxes............................         6,213           465           6,678
Income tax expense....................................         1,864           123           1,987
                                                          ----------      --------      ----------
Income from continuing operations.....................   $     4,349      $    342      $    4,691
                                                          ==========      ========      ==========
Earnings per share(3).................................   $      0.56      $   2.47      $     0.57
                                                          ==========      ========      ==========
Weighted average shares outstanding...................     7,738,158       138,686       8,203,337
                                                          ==========      ========      ==========

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                                FOR THE THREE MONTHS ENDED
                                                                      MARCH 31, 1995
                                                        ------------------------------------------
                                                                                        PRO FORMA
                                                        FIRST UNITED      CARLISLE       COMBINED
                                                        ------------      --------      ----------
                                                          (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income.......................................   $    21,052      $  1,653      $   22,705
Interest expense......................................         9,497           840          10,337
                                                          ----------      --------      ----------
Net interest income...................................        11,555           813          12,368
Provision for loan losses.............................            46            11              57
                                                          ----------      --------      ----------
Net interest income after provision for loan losses...        11,509           802          12,311
Other income
  Service charges on deposit accounts.................           948           121           1,069
  Trust department income.............................           417             3             420
  Security gains......................................          (145)           --            (145)
  Other operating income..............................           685            40             725
                                                          ----------      --------      ----------
          Total other income..........................         1,905           164           2,069
                                                          ----------      --------      ----------
Other expense
  Salaries............................................         3,104           275           3,379
  Pension and other employee benefits.................           892            66             958
  Net occupancy expense...............................           678            40             718
  Equipment expense...................................           411            51             462
  Data processing expense.............................           397            --             397
  Other operating expenses............................         2,706           246           2,952
                                                          ----------      --------      ----------
          Total other expense.........................         8,188           678           8,866
                                                          ----------      --------      ----------
Income before income taxes............................         5,226           288           5,514
Income tax expense....................................         1,557            77           1,634
                                                          ----------      --------      ----------
Income from continuing operations.....................   $     3,669      $    211      $    3,880
                                                          ==========      ========      ==========
Earnings per share(3).................................   $      0.47      $   1.53      $     0.47
                                                          ==========      ========      ==========
Weighted average shares outstanding...................     7,738,158       138,135       8,199,529
                                                          ==========      ========      ==========

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                                    FOR THE YEAR ENDED
                                                                    DECEMBER 31, 1995
                                                        ------------------------------------------
                                                                                        PRO FORMA
                                                        FIRST UNITED      CARLISLE       COMBINED
                                                        ------------      --------      ----------
                                                          (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income.......................................   $    92,735      $  7,378      $  100,113
Interest expense......................................        43,250         3,794          47,044
                                                          ----------      --------      ----------
Net interest income...................................        49,485         3,584          53,069
Provision for loan losses.............................           574            60             634
                                                          ----------      --------      ----------
Net interest income after provision for loan losses...        48,911         3,524          52,435
Other income
  Service charges on deposit accounts.................         4,227           488           4,715
  Trust department income.............................         1,799            68           1,867
  Security gains......................................          (108)           --            (108)
  Other operating income..............................         1,887           194           2,081
                                                          ----------      --------      ----------
          Total other income..........................         7,805           750           8,555
                                                          ----------      --------      ----------
Other expense
  Salaries............................................        13,288         1,112          14,400
  Pension and other employee benefits.................         4,209           253           4,462
  Net occupancy expense...............................         2,924           165           3,089
  Equipment expense...................................         1,766           234           2,000
  Data processing expense.............................         1,705            --           1,705
  Other operating expenses............................        10,752           853          11,605
                                                          ----------      --------      ----------
          Total other expense.........................        34,644         2,617          37,261
                                                          ----------      --------      ----------
Income before income taxes............................        22,072         1,657          23,729
Income tax expense....................................         6,868           515           7,383
                                                          ----------      --------      ----------
Income from continuing operations.....................   $    15,204      $  1,142      $   16,346
                                                          ==========      ========      ==========
Earnings per share(3).................................   $      1.96      $   8.25      $     1.99
                                                          ==========      ========      ==========
Weighted average shares outstanding...................     7,738,158       138,352       8,200,254
                                                          ==========      ========      ==========

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                                    FOR THE YEAR ENDED
                                                                    DECEMBER 31, 1994
                                                        ------------------------------------------
                                                                                        PRO FORMA
                                                        FIRST UNITED      CARLISLE       COMBINED
                                                        ------------      --------      ----------
                                                          (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income.......................................   $    73,214      $  5,798      $   79,012
Interest expense......................................        30,253         2,705          32,958
                                                          ----------      --------      ----------
Net interest income...................................        42,961         3,093          46,054
Provision for loan losses.............................           334            65             399
                                                          ----------      --------      ----------
Net interest income after provision for loan losses...        42,627         3,028          45,655
Other income
  Service charges on deposit accounts.................         3,229           426           3,655
  Trust department income.............................         1,379            57           1,436
  Security gains......................................             9            --               9
  Other operating income..............................         1,530           146           1,676
                                                          ----------      --------      ----------
          Total other income..........................         6,147           629           6,776
                                                          ----------      --------      ----------
Other expense
  Salaries............................................        11,071           970          12,041
  Pension and other employee benefits.................         3,644           219           3,863
  Net occupancy expense...............................         2,435           144           2,579
  Equipment expense...................................         1,318           182           1,500
  Data processing expense.............................         1,511            49           1,560
  Other operating expenses............................         8,818           879           9,697
                                                          ----------      --------      ----------
          Total other expense.........................        28,797         2,443          31,240
                                                          ----------      --------      ----------
Income before income taxes............................        19,977         1,214          21,191
Income tax expense....................................         5,969           341           6,310
                                                          ----------      --------      ----------
Income from continuing operations.....................   $    14,008      $    873      $   14,881
                                                          ==========      ========      ==========
Earnings per share(3).................................   $      1.81      $   6.43      $     1.82
                                                          ==========      ========      ==========
Weighted average shares outstanding...................     7,738,158       135,679       8,191,326
                                                          ==========      ========      ==========

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                                    FOR THE YEAR ENDED
                                                                    DECEMBER 31, 1993
                                                        ------------------------------------------
                                                                                        PRO FORMA
                                                        FIRST UNITED      CARLISLE       COMBINED
                                                        ------------      --------      ----------
                                                          (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income.......................................   $    71,968      $  3,666      $   75,634
Interest expense......................................        28,905         1,560          30,465
                                                          ----------      --------      ----------
Net interest income...................................        43,063         2,106          45,169
Provision for loan losses.............................         1,815           180           1,995
                                                          ----------      --------      ----------
Net interest income after provision for loan losses...        41,248         1,926          43,174
Other income
  Service charges on deposit accounts.................         3,280           236           3,516
  Trust department income.............................         1,515            54           1,569
  Security gains......................................           144           100             244
  Other operating income..............................         1,724            91           1,815
                                                          ----------      --------      ----------
          Total other income..........................         6,663           481           7,144
                                                          ----------      --------      ----------
Other expense
  Salaries............................................        10,356           515          10,871
  Pension and other employee benefits.................         3,211           125           3,336
  Net occupancy expense...............................         2,215            73           2,288
  Equipment expense...................................         1,267            72           1,339
  Data processing expense.............................         1,744            50           1,794
  Other operating expenses............................        10,284           464          10,748
                                                          ----------      --------      ----------
          Total other expense.........................        29,077         1,299          30,376
                                                          ----------      --------      ----------
Income before income taxes............................        18,834         1,108          19,942
Income tax expense....................................         5,619           362           5,981
                                                          ----------      --------      ----------
Income from continuing operations.....................   $    13,215      $    746      $   13,961
                                                          ==========      ========      ==========
Earnings per share(3).................................   $      1.71      $   6.05      $     1.71
                                                          ==========      ========      ==========
Weighted average shares outstanding...................     7,738,158       123,422       8,150,387
                                                          ==========      ========      ==========

NOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS

(1) The adjustments to the Pro Forma Combining Financial Statements do not include direct expenses related to the Merger, which will be recorded at the time of the Merger. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results of financial position.

(2) These adjustments reflect the issuance of approximately 465,178 shares of First United Common Stock in exchange for all common stock and the retirement of Carlisle common stock held in treasury. The actual number of shares of First United Common Stock to be issued pursuant to the Merger will fluctuate based upon the average price of First United Common Stock assumed to be at $28.00 for these Pro Forma Combining Financial Statements. The First United Common Stock issued excludes the number of shares of First United Common Stock that may be issued in such amount as is equal to the after-tax earnings of Carlisle between January 1, 1996 and the closing date. The after-tax earnings of Carlisle for the three months ended March 31, 1996 were $342,000. The First United Common Stock issued also excludes the number of shares of First United Common Stock that may be issued in such amount as is equal to the intrinsic value of any unexercised Carlisle stock options at the time of the Merger. First United estimates the intrinsic value of such Carlisle stock options to approximate $40,000.

(3) Pro forma per share data are based on the number of shares of First United Common Stock that would have been outstanding had the Merger occurred at the beginning of the earliest period presented. The following table illustrates pro forma earnings per share based upon the allowable minimum and maximum average price of First United Common Stock of $24.00 and $32.00, respectively, pursuant to the Agreement.

                                                                           $24.00     $32.00
                                                                           ------     ------
    Year ended December 31, 1993.........................................  $ 1.70     $ 1.72
    Year ended December 31, 1994.........................................    1.80       1.83
    Year ended December 31, 1995.........................................    1.97       2.01
    Three months ended March 31, 1995....................................     .47        .48
    Three months ended March 31, 1996....................................     .57        .58

              ELECTION BY CARLISLE STOCKHOLDERS UNDER THE 1987 ACT

ELECTION INCIDENTAL TO THE MERGER

     THE ELECTION BY THE STOCKHOLDERS OF CARLISLE TO BE GOVERNED BY THE ARKANSAS BUSINESS CORPORATION ACT OF 1987 IS INCIDENTAL TO THE MERGER PROPOSAL AND APPROVAL OF SUCH ELECTION WILL HAVE NO FORCE OR EFFECT UNLESS THE MERGER IS LIKEWISE APPROVED.

REASON FOR THE ELECTION

     Carlisle is a corporation that was organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. sec. 4-26-101 et. seq. The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state. The stockholders of First United elected to be governed by the 1987 Act by amending its Articles of Incorporation.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order to legally consummate a merger. Although both acts contain similar provisions, it is advisable for Carlisle to elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory requirements.

RESULT OF THE ELECTION

     The affirmative vote of two-thirds of all outstanding shares of Carlisle common stock will authorize Carlisle to amend its Articles of Incorporation and thereby elect to be governed by the 1987 Act. First United is governed by the 1987 Act and shares of First United Common Stock received by Carlisle stockholders upon consummation of the Merger will entitle such stockholders rights under the 1987 Act. The following discussion is an analysis of the material differences between the 1965 and 1987 Act with respect to Stockholders' rights.

     Powers of Directors in Setting Preferences, Rights and Limitation of Classes and Series of Stocks. The 1965 Act states that the preferences, rights and limitations of classes of stock must be specified in the Articles, and that the power to establish certain limited rights and preferences for series may be delegated to the Board. The 1987 Act, however, allows inclusion of a provision in the Articles which gives the Board the power to set the preferences, rights and limitations of any class or series of stock before any shares of the class or series are issued. This power is exercised by filing with the Secretary of State Articles of Amendment, adopted without stockholder action.

     Preemptive Rights. The 1987 Act denies stockholders preemptive rights (i.e., the right of existing stockholders to acquire newly-issued shares of stock on a pro rata basis of current ownership interest) unless the Articles specifically authorize preemptive rights. In contrast, the 1965 Act grants certain preemptive rights unless denied by the Articles.

     Restrictions On Distributions. The 1987 Act allows a corporation to elect in its Articles to restrict its ability to make distributions. The 1965 Act has no such provision.

     Quorum. The 1987 Act, like the 1965 Act, provides that a quorum, for purposes of a stockholders meeting, will be a majority of the shares entitled to vote unless the Articles provide otherwise. The 1987 Act does not provide a minimum size for the quorum. The 1965 Act provides that a quorum may not be less than one-third of the shares entitled to vote.

     Cumulative Voting. Cumulative voting is a method of voting for directors where each share entitled to vote is given as many votes as there are board positions being voted on; the votes may be "cumulated," or cast for a single position, rather than spread among the available positions. The 1987 Act does not allow stockholders to cumulate their votes for election of directors unless the Articles of Incorporation so provide. This is contrary to the 1965 Act, which grants stockholders absolute cumulative voting rights.

     Removal of Directors. The 1987 Act allows the Articles to provide that directors may be removed only for cause. The 1965 Act does not allow such a limitation and provides that directors may be removed with or without cause by a majority of the shares entitled to vote.

     Vacancy on Board of Directors. The 1987 Act provides that unless the Articles provide otherwise, any vacancy on the board may be filled by either the stockholders or the remaining directors. This is a change from the 1965 Act, under which the remaining directors fill vacancies unless the Articles provide otherwise.

     Amendment of By-Laws. The 1987 Act provides that the Articles may reserve to the stockholders the power to amend a corporation's by-laws. If the power is not so reserved, the board may amend the by-laws, but stockholders may not be excluded from the power to amend the by-laws. The 1965 Act provides that the board of directors alone have the power to amend the by-laws, unless the Articles reserve that power solely to the stockholders.

     By-Law Increasing Quorum or Voting Requirements for Stockholders. The 1987 Act allows the stockholders to adopt a by-law that fixes a greater stockholder quorum or voting requirement than the statutory requirement if such by-law is authorized by the Articles of Incorporation. The 1965 Act has no such provision.

     Voting to Adopt Merger. The 1987 Act allows the Articles to set a voting requirement for mergers which is greater than the statutory requirement of a majority of votes to be cast. The 1965 Act includes a statutory requirement of two-thirds of the votes entitled to be cast to approve a merger.

     Sales of Assets in Regular Course of Business and Mortgage of Assets. Unless otherwise provided in the Articles, the 1987 Act allows the board to act without stockholder approval in the sale or other disposition of all, or substantially all, of the property of the corporation in the usual course of business and to mortgage all or any of the corporation's property, whether or not in the usual course of business. However, the 1965 Act contains the same provision.

     Notice of Stockholder Meetings. The 1987 Act requires notice of the date, time, and place of each annual or special meeting of the stockholders. If the meeting is to consider a proposal to increase the authorized capital stock or bonded indebtedness of the corporation, the notice must be given no fewer than 75 days before the meeting period. The 1965 Act has the same provision. Under the 1987 Act, in all other cases the notice must be given no fewer than 10 and no more than 60 days before the meeting date. Under the 1965 Act notice cannot be given fewer than 10 and more than 50 days prior to the meeting.

     Proxies. Like the 1965 Act, the 1987 Act allows a stockholder to vote by proxy. The procedural provisions for the exercise of proxies under the 1987 Act are the same as under the 1965 Act.

     Voting. The 1987 Act, unlike the 1965 Act, does not count abstaining votes in determining whether there are sufficient affirmative votes to approve a measure. The 1965 Act states that (unless a greater number is required by statute or by the Articles) approval by stockholders takes the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter. The 1987 Act, however, provides that the action is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

     Dissenting Stockholders. Those transactions giving rise to dissenters' rights under the 1965 Act are as follows:

          1. Consummation of a sale of all or substantially all of the assets of a corporation otherwise than in the usual or ordinary course of its business.

          2. Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

     Under the 1987 Act, a stockholder is entitled to dissent from the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent;

          2. Consummation of a plan of share exchange to which the corporation is a party and which requires stockholder approval;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business if stockholder approval is required;

          4. An amendment of the Articles of Incorporation that materially and adversely affects the rights of dissenters' shares; or

          5. Any other corporate action taken pursuant to a stockholder vote to the extent the Articles of Incorporation, the By-Laws, or a resolution of the board of directors provides that stockholders are entitled to dissent.

     For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1965 Act, See "The Merger -- Right of Dissent under the 1965 Act." For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1987 Act, See "The Merger -- Right of Dissent under the 1987 Act."

                         FIRST UNITED BANCSHARES, INC.

GENERAL

     First United is a multi-bank holding company incorporated in 1980 for the purpose of holding all of the outstanding stock of The First National Bank of El Dorado, El Dorado, Arkansas. Between 1981 and 1995, First United acquired six other banks in different cities within Arkansas and Texas. The banks acquired were the First National Bank of Magnolia, Magnolia, Arkansas; Merchants and Planters Bank, N.A. of Camden, Camden, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Commercial Bank at Alma, Alma, Arkansas; The Bank of North Arkansas, Melbourne, Arkansas; First Stuttgart Bank & Trust Company, Stuttgart, Arkansas; and FirstBank, Texarkana, Texas. Each of the banks are wholly-owned by First United, and, furthermore, are banks organized under the laws of the United States, Arkansas or Texas and are regulated by the Office of the Comptroller of the Currency, the Federal Reserve System, the Arkansas Bank Department or the Texas Department of Banking. As of March 31, 1996, these banks had a total of $646,323,000 of loans outstanding, an allowance for loan losses of $10,669,000, total deposits of $1,152,799,000 and total stockholders' equity of $126,319,000. In 1996 First United Trust Company was chartered as a wholly-owned subsidiary of First United to handle and expand trust business formerly done by First United's subsidiary banks.

     The banks offer customary services of banks of similar size and similar markets, including interest-bearing and non-interest-bearing deposit accounts, commercial, real estate and personal loans, trust services, correspondent banking services and safe deposit box activities.

     The banking business is highly competitive. The Subsidiary Banks of First United compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

REGULATION

     First United is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve Board and is required to file with the Federal Reserve Board annual reports and other information regarding the business operations of itself and its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of substantially all of the assets of any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits First United from engaging in any business other than banking or bank-related activities specifically allowed by the Federal Reserve Board. The Act also prohibits First United and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease of sale of property or the provision of any services.

     As a registered bank holding company, First United is subject to the Federal Reserve Board's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early appreciation of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

     In 1991, Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount which is necessary to bring the institution into compliance with applicable capital standards.

     For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve Board approval. The agency also may require a bank holding company to divest or liquidate the institution.

     First United and its subsidiaries are subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $1,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

     First United and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.

     The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiary of First United. Federal Regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve Board has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. First United's subsidiary banks are all rated "satisfactory" for CRA purposes.

     On January 19, 1989, the Federal Reserve Board issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into account in assessing capital adequacy, and minimizes disincen-tives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. The Company's year end 1995 Tier 1 ratio of 15.67% and Total capital ratio of 10.35% exceeds the current minimum regulatory requirements of 4.00% and 6.00% respectively.

     The table below illustrates all of the capital requirements applicable to First United and its subsidiaries.

                   REGULATORY COMPARISON OF CAPITAL RATIOS(1)

                                                                                    REGULATORY
                           MARCH 31, 1996                         FIRST UNITED     REQUIREMENTS
    ------------------------------------------------------------  ------------     ------------
    Total Capital/Total Assets..................................      10.35%           6.00%
    Primary Capital/Total Assets................................      10.35%           5.50%
    Total Risk-Based Capital....................................      16.92%           8.00%
    Tier 1 Capital..............................................      15.67%           4.00%
    Leverage Ratio..............................................       8.90%           3.00%

- ---------------

(1) Excludes unrealized gains and losses on securities available-for-sale.

     First United's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts

     The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Subsidiary Banks to First United if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. As of December 31, 1995 First United's Subsidiary Banks had available for payment of dividends without regulatory approval, approximately $3,735,000 of undistributed earnings plus the net income earned in 1996. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in First United and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

     First United's executive offices are located in the offices of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas 71730.

EMPLOYEES

     As of December 31, 1995, First United and its Subsidiary Banks had approximately 578 full-time equivalent employees.

DESCRIPTION OF FIRST UNITED COMMON STOCK

     The following summary of the terms of First United Common Stock does not purport to be complete and is qualified in its entirety by reference to the 1987 Act and First United's Amended and Restated Articles of Incorporation. First United's Amended and Restated Articles of Incorporation authorizes the issuance of 24,000,000 shares of Common Stock, $1.00 par value. As of May 15, 1996 there were 5,158,772 fully paid and non-assessable shares of First United Common Stock issued and outstanding.

     Each share of First United Common Stock is entitled to one vote on all matters to be voted on by stockholders, including the right to cumulate votes for the election of the Board of Directors, and to dividends when and if declared from time to time by the Board of Directors. There is no right of preemption associated with the First United Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of First United available for distribution to the holders of Common Stock. The transfer agent for

First United Common Stock is First National Bank of El Dorado, El Dorado, Arkansas. First United Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "UNTD."

RESALE OF FIRST UNITED COMMON STOCK

     The First United Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933 (the "Securities Act"), except for shares issued to any Carlisle stockholder who may be deemed to be an "affiliate" of Carlisle for purposes of Rule 145 under the Securities Act. Each such stockholder has entered into an agreement with First United providing that such affiliate will not transfer any First United Common Stock received in the merger except in compliance with the Securities Act and will not sell or otherwise transfer such Common Stock (or any interest therein) until financial results of First United and its subsidiaries (including Carlisle) for at least 30 days of combined operations are published. This restriction is expected to expire by October 21, 1996. See also "Carlisle Bancshares, Inc. -- Resulting Ownership in First United".

                           CARLISLE BANCSHARES, INC.

DESCRIPTION OF BUSINESS

     Carlisle is a multi-bank holding company which owns 100% of the common stock of Citizens Bank & Trust Company, Carlisle, Arkansas ("CBT"), Hazen First State Bank, Hazen, Arkansas ("Hazen") and FirstBank of Arkansas, Brinkley, Arkansas ("FirstBank") respectively. Carlisle may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended. The subsidiaries grant commercial, installment and real estate loans to customers principally in Lonoke County, Prairie County and Monroe County, Arkansas. As of March 31, 1996, these subsidiaries had a total of $56,146,000 of loans outstanding, an allowance for loan losses of $1,222,000, total deposits of $85,777,000 and total stockholders' equity of $7,389,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis highlights the significant factors affecting Carlisle's consolidated financial statements. For a more complete understanding of the following discussion, reference should be made to Carlisle's consolidated financial statements and related notes thereto presented elsewhere in this Proxy Statement.

                             BALANCE SHEET ANALYSIS

     Financial Condition. The total assets of Carlisle increased by $2,728,000 or 2.8% between December 31, 1995 and 1994. The increase was due primarily to growth in the loan portfolio. At March 31, 1996 assets were $100,998,000 compared to the December 31, 1995 level of $100,794,000. Carlisle receives a major portion of its income from earning assets which consist of interest bearing deposits with other banks, federal funds sold, investment securities and loans. See Tables 1 and 2 for an analysis of the average balances of interest-earning assets and interest-bearing liabilities for the years ended December 31, 1995 and 1994.

     Carlisle's loan portfolio represents the largest component of the earning asset base and has the largest impact on income from earning assets. The markets in which Carlisle operates are dependent upon the agribusiness economic sector. Due to the seasonal nature of agricultural production, the volume of loans and investment securities fluctuate relative to the agribusiness cycle. This accounts for the decrease in loans and increase in investment securities at March 31, 1996 compared to the December 31, 1995 levels.

     Inherent in Carlisle's loan portfolio is credit risk. Carlisle maintains an allowance for loan losses which is evaluated for adequacy by management. Management's methodology to determine the adequacy of the allowance considers reviews of individual loans, recent loan loss experience, current economic conditions and the risk characteristics of the various categories of loans. See Tables 5 through 9 for detailed information concerning the loan portfolio and the allowance for loan losses.

     Investment securities are the second largest component of the earning asset base. The average volume of investment securities has remained relatively stable during the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994. See Tables 3 and 4 for details concerning the composition and maturity ranges of the investment portfolio.

     Deposits, the primary source of funding earning assets, increased by $1,220,000 or 1.5% between December 31, 1994 and December 31, 1995 and by $984,000 or 1.2% between December 31, 1995 and March 31, 1996. The majority of the increase in deposits for the indicated periods has occurred in the certificate of deposits category reflecting the increase in market interest rates for such deposits. See Table 10 for a maturity analysis of certificates of deposits in excess of $100,000 as of December 31, 1995.

     During 1995, Carlisle increased the level of borrowings from the Federal Home Loan Bank in order to provide funds for the increase in loan growth.

     Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of an institution to fund the needs of its borrowers, depositors and creditors. Based on the maturity structure and anticipated loan and deposit funding requirements, Carlisle anticipates that its liquidity requirements will be met in the foreseeable future. Carlisle's management is of the opinion that the traditional funding sources of maturing loans and investment securities, federal funds, the base of core deposits, the seasonal borrowing line of credit with the Federal Reserve Bank ($3 million at December 31, 1995 and 1994) will be adequate to provide liquidity needs. See Tables 4, 6 and 10 for additional information on certain investment, loan and time deposit maturities.

     Capital. The Federal Reserve Board requires banks to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

     At March 31, 1996, Carlisle's Tier 1 capital and total capital as a percentage of total risk-adjusted assets exceeded the required minimum levels. See Table 11 for additional information concerning Carlisle's capital ratios.

                               EARNINGS ANALYSIS

     Net income for the first three months of 1996 was approximately $342,000, an increase of $131,000 or 62.1% over the same period in 1995. The increase was due primarily to a $135,000 or 16.6% increase in net interest income and a $44,000 reduction in FDIC and State Bank Department insurance assessments. For the years ended December 31, 1995, 1994, and 1993, net income was approximately $1,142,000, $873,000, and $746,000, respectively. The annualized return on average assets and return on average equity for the first three months of 1996 was 1.3% and 19.0%, respectively, compared to 0.9% and 14.3% for the first three months of 1995. For the years ended December 31, 1995, 1994 and 1993, the return on average assets was 1.1%, 0.9%, and 1.4%, respectively, while the return on average equity was 17.8%, 16.2%, and 16.3% respectively. As more fully discussed in Note 2 of Notes to Consolidated Financial Statements included elsewhere herein, Carlisle acquired Hazen and FirstBank during 1994. The effect of these acquisitions must be considered when making comparisons of 1994 operating results and ratios with other periods.

     The primary components of total income and expense which affect net income are net interest income, provision for loan losses, non-interest income, non-interest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

     Net Interest Income. Net interest income for the first three months of 1996 was $948,000, a 16.6% increase over the same period in 1995. The primary reason for the increase was an increase of approximately .5% in the yield on average loans during the period. Interest on loans for the three months ended March 31,

1996 increased by $238,000 or 22.1% compared to the corresponding period of 1995. As a percentage of total assets at March 31, 1996, loans totaled 54.4% while investment securities were 36.3%.

     For the years ended December 31, 1995, 1994, and 1993, net interest income was $3,584,000, $3,093,000 and $2,107,000, respectively. The increase during 1995 compared to 1994 was due primarily to the increase in the net yield on interest earning assets. The 1994 increase compared to 1993 was due primarily to the increase in the volume of interest-earning assets resulting from the Hazen and FirstBank acquisitions. See Tables 1 and 2 for more detailed information regarding rate and volume factors which affected net interest income during the three-year period ended December 31, 1995.

     Provision for Loan Losses. For the first three months of 1996 Carlisle provided $17,000 for loan losses compared to $11,000 for the comparable period in 1995. The provision for loan losses was $60,000, $65,000 and $180,000 for the years ended December 31, 1995, 1994 and 1993.

     Net charge-offs on loans were $90,000 in 1995, $55,000 in 1994 and $1,000 in 1993. For the three months ended March 31, 1996, net charge-offs totaled $10,000. The allowance for loan losses was $1,222,000 or 2.2% of loans at March 31, 1996, compared to $1,215,000 or 2.1% at December 31, 1995, and $1,245,000 or
2.3% at December 31, 1994. See Tables 7, 8 and 9 for more information regarding loan quality and the allowance for loan losses.

     Non-Interest Income. Total non-interest income for the three months ended March 31, 1996 and 1995, was $183,000 and $164,000, respectively. Total non-interest income for the year ended December 31, 1995 was $750,000, as compared to $629,000 for 1994 and $481,000 in 1993. The increase in 1995 versus 1994 and in 1994 versus 1993 was primarily due to the effects of the 1994 acquisitions of Hazen and FirstBank.

     Non-Interest Expense. Total non-interest expense for the three months ended March 31, 1996 and 1995 was $649,000 and $678,000, respectively. The decrease was due primarily to a decrease in 1996 of $44,000 in FDIC and State Bank Department insurance assessments.

     Total non-interest expense for the year ended December 31, 1995 was $2,617,000 as compared to $2,443,000 for 1994 and $1,299,000 in 1993. The increases for each of the years 1995 and 1994 were primarily due to the effects of the acquisitions of Hazen and FirstBank during 1994.

     Provision for Income Taxes. Income tax expense for the three months ended March 31, 1996 and 1995 was $123,000 and $77,000, respectively, or effective tax rates of 26.5% and 26.6%, respectively. Income tax expense for the years ended December 31, 1995, 1994 and 1993 was $515,000, $341,000 and $362,000,
respectively. Effective tax rates were 31.1%, 28.1%, and 32.7% for 1995, 1994, 1993, respectively. Note 12 of Notes to the Consolidated Financial Statements provides further details of the applicable income tax expense for 1995, 1994 and 1993.

                               REGULATORY ISSUES

     Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, "consumer loans and credit sales" have a maximum limitation of 17% per annum and all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loans are made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate as well as a maximum limitation of 17% per annum. As a general rule, Carlisle is required to comply with the Arkansas usury laws on loans made within the State of Arkansas.

                              ACCOUNTING STANDARDS

     During 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The adoption of Statement No. 121 (required in 1996), which establishes accounting standards for the impairment of long-lived assets and goodwill related to assets to be held and used, and long-lived assets to be disposed of, is not expected to have a significant impact on Carlisle's consolidated financial statements.

STATISTICAL DISCLOSURES

                           CARLISLE BANCSHARES, INC.
                            STATISTICAL DISCLOSURES

TABLE 1 -- COMPARATIVE AVERAGE BALANCES -- YIELDS AND RATES ($ in thousands)

     The table below shows the average balances of the assets and liabilities of Carlisle, the interest income or expense associated with those assets and liabilities, and the computed yield or rate (annualized in 1994 for the acquisition of FirstBank) based upon the interest income or expense for each of the last two years.

                                                           1995                          1994
                                               ----------------------------   ---------------------------
                                               AVERAGE               YIELD/   AVERAGE              YIELD/
                                               BALANCE    INTEREST    RATE    BALANCE   INTEREST    RATE
                                               --------   --------   ------   -------   --------   ------
ASSETS
Interest-earning assets:
  Loans......................................  $ 56,238    $ 5,178    9.21%   $54,108    $ 4,039    8.19%
  Investment securities:
     Taxable.................................    34,657      2,010    5.80%    34,820      1,568    4.82%
     Tax-Exempt..............................     1,775        119    6.70%     2,066        121    5.86%
  Federal funds sold.........................     1,089         60    5.51%     2,259         58    2.97%
  Other......................................       295         11    3.73%       362         12    3.59%
                                                -------     ------            -------     ------
Total interest-earning assets................    94,054      7,378    7.84%    93,615      5,798    6.74%
Non-interest-earning assets:
  Cash and due from banks....................     3,290                         3,925
  Other assets...............................     4,562                         2,029
  Allowance for loan losses..................    (1,226)                       (1,242)
                                                -------                       -------
          Total..............................  $100,680                       $98,327
                                                =======                       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Demand deposits............................  $ 26,159    $   676    2.58%   $27,753    $   633    2.50%
  Savings deposits...........................     3,810         96    2.52%     4,459        100    2.44%
  Time deposits..............................    43,409      2,311    5.32%    41,746      1,539    4.01%
  Federal funds purchased(1).................     2,511        150    5.97%     1,483         59    4.11%
  Note payable...............................     3,870        342    8.84%     3,195        262    8.20%
  FHLB advances..............................     2,315        155    6.70%     1,704        103    6.75%
  Other......................................     1,003         64    6.38%       238          9    4.20%
                                                -------     ------            -------     ------
Total interest-bearing liabilities...........    83,077      3,794    4.57%    80,578      2,705    3.63%
Non-interest-bearing liabilities:
  Demand deposits............................    10,269                        10,764
  Other......................................       916                         1,597
                                                -------                       -------
                                                 11,185                        12,361
Shareholders' equity.........................     6,418                         5,388
                                                -------                       -------
          Total..............................  $100,680                       $98,327
                                                =======                       =======
Net interest earnings........................              $ 3,584                       $ 3,093
                                                            ======                        ======
Net yield on interest-earning assets.........                         3.81%                         3.62%

- ---------------

(1) The amount of federal funds purchased at December 31, 1995 was $585,000 and the weighted average interest rate thereon was 5.36%. The maximum amount of such borrowings outstanding at any month-end during 1995 was $5,345,000.

     Non-accruing loans have been included in the average loan balances and interest collected prior to these loans having been placed on non-accrual has been included in interest income.

TABLE 2 -- VOLUME AND YIELD/RATE VARIANCE ANALYSIS

     The following table shows the change from year to year for each component of the net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate ($ in thousands):

                                              1995 COMPARED TO 1994         1994 COMPARED TO 1993
                                                  CHANGE DUE TO:                CHANGE DUE TO:
                                            --------------------------    --------------------------
                                                      YIELD/                        YIELD/
                                            VOLUME     RATE      NET      VOLUME     RATE      NET
                                            ------    ------    ------    ------    ------    ------
INTEREST EARNED ON:
Loans......................................  $163     $  976    $1,139    $1,787    $ (410)   $1,377
Investment securities:
  Taxable..................................    (7)       449       442       887      (140)      747
  Tax-exempt...............................   (18)        16        (2)      (47)       24       (23)
  Federal funds sold.......................   (41)        43         2        30        (6)       24
  Other....................................    (2)         1        (1)        8        (1)        7
                                            ------    ------    ------    ------    ------    ------
          Total interest-earning assets....  $ 95     $1,485    $1,580    $2,665    $ (533)   $2,132
                                            ======    ======    ======    ======     =====    ======
INTEREST PAID ON:
Interest-bearing demand deposits...........  $(32)    $   75    $   43    $  290    $  (37)   $  253
Savings deposits...........................   (16)        12        (4)       49        (2)       47
Time deposits..............................    64        708       772       665       (41)      624
Federal funds purchased....................    53         38        91        58         0        58
Note payable...............................    58         22        80        62        62       124
FHLB advances..............................    40         12        52        47        (4)       43
Other......................................    45         10        55        (2)       (1)       (3)
                                            ------    ------    ------    ------    ------    ------
          Total interest-bearing
            liabilities....................  $212     $  877    $1,089    $1,169    $  (23)   $1,146
                                            ======    ======    ======    ======     =====    ======

     The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change of each. The balances of nonaccrual loans and related income recognized have been included for purposes of these computations.

TABLE 3 -- INVESTMENT PORTFOLIO

     The table below indicates carrying values of investment securities by type at year-end for each of the last two years ($ in thousands):

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
HELD-TO-MATURITY
U.S. Treasury and U.S. Government agencies...............................  $20,949     $25,159
Obligations of states and political subdivisions.........................    1,740       1,986
Other securities.........................................................      638         791
                                                                           -------     -------
          Total Debt Securities..........................................   23,327      27,936
Equity Securities........................................................        0           0
                                                                           -------     -------
          Total Held-to-Maturity Investment Securities...................  $23,327     $27,936
                                                                           =======     =======
AVAILABLE-FOR-SALE
U.S. Treasury and U.S. Government agencies...............................  $ 9,480     $ 8,237
Obligations of states and political subdivisions.........................      133         204
Other securities.........................................................        0           0
                                                                           -------     -------
          Total Debt Securities..........................................    9,613       8,441
Equity Securities........................................................      732          13
                                                                           -------     -------
          Total Available-for-Sale Investment Securities.................  $10,345     $ 8,454
                                                                           =======     =======

TABLE 4 -- MATURITY DISTRIBUTION AND YIELDS OF INVESTMENT PORTFOLIO

     The following table details the maturities of investment securities at December 31, 1995 and the weighted average yield for each range of maturities ($ in thousands):

                                                                             MATURING
                                     -----------------------------------------------------------------------------------------
                                                        AFTER ONE            AFTER FIVE             AFTER
                                      WITHIN            BUT WITHIN           BUT WITHIN              TEN
                                     ONE YEAR   YIELD   FIVE YEARS   YIELD   TEN YEARS    YIELD     YEARS    YIELD      TOTAL
                                     --------   -----   ----------   -----   ----------   -----     ------   -----     -------
HELD-TO-MATURITY
U.S. Treasury and U.S. Government
  Agencies.........................  $12,615    5.84 %    $6,102     6.18 %    $1,216     7.32 %    $1,016   7.71 %    $20,949
Obligations of states and political
  securities.......................      195    5.98 %     1,150     6.04 %       295     5.61 %       100   6.42 %      1,740
Other securities...................      102    5.45 %       451     7.59 %         0        0 %        85   9.93 %        638
                                     -------              ------               ------               ------             -------
        Total Debt Securities......  $12,912    5.84 %    $7,703     6.24 %    $1,511     6.99 %    $1,201   7.76 %     23,327
                                     =======              ======               ======               ======
Equity securities..................                                                                                          0
                                                                                                                       -------
        Total Held-to-Maturity
          Investment Securities....                                                                                    $23,327
                                                                                                                       =======
AVAILABLE-FOR-SALE
U.S. Treasury and U.S. Government
  Agencies.........................  $ 2,380    5.01 %    $7,087     4.86 %    $   13     9.26 %    $    0      0 %    $ 9,480
Obligations of states and political
  subdivisions.....................        6       0 %         0        0 %         0        0 %       127   7.73 %        133
Other securities...................        0       0 %         0        0 %         0        0 %         0      0 %          0
                                     -------              ------               ------               ------             -------
        Total Debt Securities......  $ 2,386              $7,087               $   13               $  127               9,613
                                     =======              ======               ======               ======
Equity securities..................                                                                                        732
                                                                                                                       -------
        Total Available-for-Sale
          Investment Securities....                                                                                    $10,345
                                                                                                                       =======

     At December 31, 1995 there were no securities in the portfolio of any one issuer with a carrying value exceeding ten percent of total stockholders' equity. At December 31, 1995, Carlisle held $18,888 of municipal bonds which are in default. The accrual of interest income on the bonds has been discontinued.

TABLE 5 -- COMPOSITION OF THE LOAN PORTFOLIO ($ in thousands)

                                                                            1995        1994
                                                                           -------     -------
Commercial, Financial and Agricultural...................................  $24,263     $27,063
Real Estate -- Construction..............................................    2,370       1,473
Real Estate -- Mortgage..................................................   25,362      21,463
Consumer Loans...........................................................    6,173       3,765
                                                                           -------     -------
          Total Loans....................................................  $58,168     $53,764
                                                                           =======     =======

TABLE 6 -- LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES ($ in thousands):

                                                                     MATURING
                                                     ----------------------------------------
                                                                      ONE YEAR
                                                      WITHIN ONE      THROUGH        AFTER
                                                     YEAR OR LESS    FIVE YEARS    FIVE YEARS     TOTAL
                                                     ------------    ----------    ----------    -------
Total Loans(1).....................................    $ 32,449       $ 21,107       $4,612      $58,168
                                                        =======        =======       ======      =======

                                                                             MATURING
                                                                     -----------------------
                                                                      ONE YEAR
                                                                      THROUGH        AFTER
                                                                     FIVE YEARS    FIVE YEARS
                                                                     ------------------------
Above loans due after one year which have:
  Predetermined interest rates.....................                   $ 20,228       $4,612
  Floating interest rates..........................                        879            0
                                                                       -------       ------
                                                                      $ 21,107       $4,612
                                                                       =======       ======

- ---------------

(1) The maturity information by loan type was not available.

TABLE 7 -- NON-PERFORMING LOANS AND PAST DUE LOANS

     The table below shows Carlisle's non-performing loans and past due loans at the end of each of the last two years ($ in thousands):

                                                                            DECEMBER 31,
                                                                            -------------
                                                                            1995     1994
                                                                            ----     ----
    Loans accounted for on a nonaccrual basis.............................  $543     $645
    Restructured loans....................................................     0        0
                                                                            ----     ----
      Non-performing loans................................................  $543     $645
                                                                            ====     ====
    Accruing loans past due 90 days or more...............................  $193     $  0
                                                                            ====     ====

     If interest on nonaccrual loans had been accrued for 1995, such income would not have been material. The interest which was included in earnings for 1995 for nonaccrual loans is immaterial.

     At December 31, 1995, Carlisle had no loan concentrations greater than ten percent (10%) of total loans except as shown in Table 5.

     Carlisle does not accrue interest on any loan for which payment of interest or principal is not expected, on any loan which is seriously delinquent unless the obligation is both well secured and in the process of collection, or on any loan that is maintained on a cash basis due to deterioration in the financial condition of the borrower. Management considers a debt to be "well secured" if it is secured by collateral in the form of liens on or pledges of real or personal property that have a realizable value sufficient to discharge the debt in full or by the guaranty of a financially responsible party. A debt is considered to be "in process of collection" if, based on a probable specific event, it is expected that the loan will be repaid or brought current. At December 31, 1995, Carlisle has no loans which are not included in the non-performing or past due categories above about which management has serious doubts as to their collectibility.

TABLE 8 -- ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     The table below summarizes Carlisle's loan loss experience for each of the last two years ($ in thousands):

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1995       1994
                                                                         ------     ------
    Amount of loan loss reserve at beginning of period.................  $1,245     $  824
    Loans charged off:
      Real Estate -- Mortgage..........................................     (88)       (66)
      Commercial, Financial and Agricultural...........................     (33)        (9)
      Consumer.........................................................     (11)       (17)
                                                                         ------     ------
              Total charge-offs........................................    (132)       (92)
    Recoveries on loans previously charged off:
      Real Estate -- Mortgage..........................................       5          6
      Commercial, Financial and Agricultural...........................      27         16
      Consumer.........................................................      10         14
                                                                         ------     ------
              Total recoveries.........................................      42         36
                                                                         ------     ------
    Net charge-offs....................................................     (90)       (56)
    Additions to allowance charged to operating expense(1).............      60         65
                                                                         ------     ------
    Allowances of acquired subsidiaries................................       0        412
                                                                         ------     ------
    Amount of loan loss reserve at end of period.......................  $1,215     $1,245
                                                                         ======     ======
    Percentage of net charge-offs during period to average loans
      outstanding during the period....................................    0.16%      0.10%
                                                                         ======     ======

- ---------------

(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's reviews of individual loans.

TABLE 9 -- ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

     The following table is a summary by allocation category of Carlisle's allowance for loan losses ($ in thousands):

                                                                      DECEMBER 31,
                                                        ----------------------------------------
                                                                  % LOANS               % LOANS
                                                                  IN EACH               IN EACH
                                                         1995     CATEGORY     1994     CATEGORY
                                                        ------    --------    ------    --------
    Commercial, Financial and Agricultural............  $  680       42%      $  697       50%
    Real Estate -- Construction.......................      12        4%           8        3%
    Real Estate -- Mortgage...........................     243       44%         251       40%
    Consumer..........................................      50       10%          49        7%
    Unallocated.......................................     230                   240
                                                        ------                ------
                                                        $1,215                $1,245
                                                        ======                ======

TABLE 10 -- TIME DEPOSITS OF $100,000 OR MORE

     The table below shows maturities on outstanding time deposits of $100,000 or more at December 31, 1995 ($ in thousands):

                                                                                CERTIFICATES
                                                                                 OF DEPOSIT
                                                                                ------------
    3 months or less........................................................      $  4,444
    Over 3 months through 6 months..........................................         4,326
    Over 6 months through 12 months.........................................         2,286
    Over 12 months..........................................................           400
                                                                                   -------
                                                                                  $ 11,456
                                                                                   =======

TABLE 11 -- RETURN ON EQUITY AND ASSETS

     The following table shows consolidated operating and equity ratios of Carlisle for each of the last two years:

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                           ---------------
                                                                           1995      1994
                                                                           -----     -----
    Return on assets.....................................................   1.13%      .89%
    Return on equity.....................................................  17.79%    16.20%
    Dividend payout ratio................................................  12.12%    21.77%
    Equity to assets ratio...............................................   6.37%     5.48%

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of Carlisle will be dissolved and positions held by executive officers of Carlisle will no longer exist upon the consummation of the Merger. The present directors and executive officers of the Carlisle subsidiaries are expected to remain in their respective positions with CBT, Hazen and FirstBank, except for Daniel C. Horton, Barry L. McKuin and M. S. Woodruff who are expected to resign their director and officer positions indicated below. Upon consummation of the Merger Robert M. Koch, President and Chief Executive Officer of First United's subsidiary First Stuttgart Bank & Trust Company, will be elected to the boards of directors of the Carlisle subsidiaries and will be elected President and Chief Executive Officer of CBT and Hazen to replace Mr. Horton who previously held these positions. At this time none of the directors or executive officers of Carlisle are expected to be on the Board of Directors or an executive officer of First United after consummation of the Merger. The directors of Carlisle and its subsidiaries are set forth below:

       DIRECTORS AND EXECUTIVE OFFICERS OF CARLISLE AND ITS SUBSIDIARIES

                                                                                       SHARES OF
                                                                                    CARLISLE COMMON
                                                                                      STOCK OWNED
                                                                                    BENEFICIALLY AS
                                                                                    OF MAY 15, 1996
                                                      PRINCIPAL OCCUPATION,         AND PERCENT OF
                                   DIRECTOR(1)      EXECUTIVE OFFICER POSITION       CLASS IF MORE
           NAME              AGE      SINCE              AND DIRECTORSHIP               THAN 1%
- ---------------------------  ---   -----------    ------------------------------   -----------------
Harold Hardwick              48        1994       Banker; Director of Carlisle;     3,486      (2.5%)
                                                  President and Director of
                                                  FirstBank
Tommy Hillman                60        1994       President, Winrock Farms,        15,072     (10.8%)
                                                  Inc.; Director of Carlisle and
                                                  the Carlisle Subsidiaries
Daniel C. Horton             55        1985       Bank Consultant and Banker;      11,950      (8.6%)
                                                  Director of Carlisle and the
                                                  Carlisle Subsidiaries;
                                                  President and CEO of CBT and
                                                  Hazen; Chairman of FirstBank
Barry L. McKuin              51        1985       Financial Manager; Director      10,450      (7.5%)
                                                  and President of Carlisle;
                                                  Director of the Carlisle
                                                  Subsidiaries
Ben Myers                    51        1994       Pharmacist; Director of             619
                                                  FirstBank
Robert Petter                60        1983       Farmer; Director of Hazen           248
Winthrop P. Rockefeller      47        1985       Chairman, Winrock Farms, Inc.;   84,853       (61%)
                                                  Director and Chairman of
                                                  Carlisle
Bill J. Shoup                59        1980       Executive Vice President CBT;        50
                                                  Director of CBT
Randall Snider               40        1986       Farmer; Director of CBT              50
Dewey Snowden                66        1972       Retired School Superintendent;        1
                                                  Director of FirstBank
Ralph Wilson                 63        1994       Dr. of Optometry; Director of       619
                                                  FirstBank
M. Gaines Young, Jr.         61        1994       Senior Vice President CBT;           50
                                                  Director of CBT
M.S. Woodruff                68        1985       Retired Banker; Director of      10,450      (7.5%)
                                                  Carlisle and CBT; Chairman of
                                                  CBT

- ---------------

(1) This column represents the year in which the directorship commenced. If a person serves as director for both Carlisle and one more of its subsidiaries, the year disclosed reflects the date the directorship in Carlisle commenced.

     During 1995, the Board of Directors of Carlisle held one meeting and all the incumbent directors then in office were in attendance. The Board of Directors does not have a nominating, compensation or audit committee.

TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of Carlisle and its subsidiaries, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of Carlisle in the ordinary course of business during 1995. All such loans and commitments were made by the subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On March 31, 1996, the aggregate of these related party loans was approximately $717,000 or approximately 1.5% of total loans outstanding of the subsidiaries.

PRINCIPAL STOCKHOLDERS OF CARLISLE

     All persons who as of May 15, 1996, owned of record or beneficially more than five (5%) of the Carlisle Common Stock and the number of shares owned beneficially by each of them are reflected in the foregoing table.

     All directors and executive officers of Carlisle and its subsidiaries as a group (13 persons) and members of their immediate families and associates as of May 15, 1996 owned 137,898 shares or 99.1% of the outstanding shares of Carlisle Common Stock. No director or executive officer of Carlisle owns any shares of First United Common Stock, except that Tommy Hillman owns 7,032 shares or less than one percent (1%) of the First United Common Stock. Neither First United nor any of its subsidiaries nor any director or executive officer of First United owns any shares of Carlisle Common Stock.

RESULTING OWNERSHIP IN FIRST UNITED

     No stockholder of Carlisle will own five percent (5%) or more of First United's outstanding common stock subsequent to the Merger.

COMPETITION

     The banking subsidiaries of Carlisle compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

LITIGATION

     There is no material pending litigation in which Carlisle or its subsidiaries is a party.

OFFICES

     Carlisle's executive offices are located at 300 Spring Building, Suite 1010, Little Rock, Arkansas 72201.

EMPLOYEES

     As of December 31, 1995, Carlisle and its subsidiaries had 53 employees, 26 of whom are located in Carlisle, 12 of whom are located in Hazen, and 15 of whom are located in Brinkley.

DESCRIPTION OF CARLISLE STOCK

     Carlisle has one class of common stock issued and outstanding. As of May 15, 1996, Carlisle had 200,000 shares of authorized common stock, $1.00 par value, and 139,142 shares outstanding and 16,900 shares are held in treasury. Currently, approximately 23 stockholders own shares of the common stock of Carlisle.

                                                              DIVIDENDS PAID PER SHARE
                                                              -------------------------
                                                              1993      1994      1995
                                                              -----     -----     -----
        Common Stock........................................  $1.65     $1.40     $1.00

COMPARISON OF RIGHTS OF HOLDERS OF CARLISLE COMMON STOCK AND FIRST UNITED COMMON STOCK

     Carlisle is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1965. First United is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1987. Holders of Carlisle common stock have the rights, privileges and duties provided by the 1965 Act, while the holders of First United Common Stock have the rights, privileges and duties provided by the 1987 Act. For a detailed discussion of all material differences between the rights of security holders of Carlisle, and the rights of security holders of First United, see "Election by Carlisle Stockholders under the 1987 Act -- Result of Election."

     Two-thirds of the outstanding shares of Carlisle common stock may authorize the Merger pursuant to the 1965 Act. A simple majority of the outstanding shares of common stockholders is required to authorize the proposed merger pursuant to the 1987 Act. However, the Articles of Incorporation of First United provide that two-thirds of the outstanding shares of First United Common Stock must authorize the Merger.

     The holders of Carlisle common stock and First United Common Stock are both entitled to cumulative voting for directors. Pursuant to First United's By-Laws, the number of directors of the corporation may not be less than three nor more than twenty-five. The Carlisle By-Laws require that the number of directors may not be less than three nor more than ten. Furthermore, holders of Carlisle Common Stock and First United Common Stock do not have preemptive rights with respect to issuance of additional securities.

     Both Carlisle and First United have corporate power to indemnify their officers and directors with respect to certain liabilities. Under the 1987 Act, the ability to indemnify officers an directors with respect to liabilities incurred by them in their conduct of the business of the corporation is broader than under the 1965 Act. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law. See "Proposed Amendments To First United's Articles of Incorporation."

     First United's Articles of Incorporation contain a paragraph that may have the effect of operating as an antitakeover provision. Paragraph SEVENTH contains a super-majority voting requirement of two-thirds ( 2/3) of all shares issued and outstanding that are entitled to vote for approval of (1) a merger or share exchange with another corporation unless such merger or share exchange can be effected under the authority of state law without shareholder approval, (2) a transaction to sell, exchange, lease or otherwise dispose of all, or substantially all, of the corporation's assets and property except where accomplished in the usual and regular course of business, (3) a transaction effecting a dissolution or liquidation of the corporation, or (4) any amendment of the Articles of Incorporation. The Carlisle Articles of Incorporation do not contain a like provision. However, under the 1965 Act, Carlisle must have a two-thirds ( 2/3) majority vote of all votes entitled to be cast to adopt a merger. See "Proposed Amendments To First United's Articles of Incorporation."

        PROPOSED AMENDMENTS TO FIRST UNITED'S ARTICLES OF INCORPORATION

PROPOSALS INDEPENDENT OF THE MERGER AND EACH OTHER

     The adoption or rejection of one or both proposed amendments is not related to the Merger and will not have any effect on the Merger and approval or disapproval of the Merger will not have any effect on the proposed amendments.

VOTE REQUIRED

     Each proposed amendment must be approved by the affirmative vote of two-thirds of the outstanding shares of First United Common Stock to become effective.

PROPOSED AMENDMENT TO ARTICLE SEVENTH

     Arkansas law would permit the Board of Directors to approve certain mergers and share exchanges without first obtaining stockholder approval if the number of shares of First United common stock to be issued in the transaction does not exceed twenty percent (20%) of the number of shares of common stock issued and outstanding immediately prior to consummation of the transaction. Article Seventh of the First United Articles of Incorporation requires that for any such merger or share exchange to be effected the stockholders must approve the transaction by a two-thirds ( 2/3) vote of all shares issued and outstanding and entitled to vote.

     The proposed amendment to Article Seventh would allow the Board of Directors to approve mergers or share exchanges without a stockholders vote if
(i) the number of shares to be issued in the transaction does not exceed twenty percent (20%) of the number of shares issued and outstanding immediately prior to consummation of the transaction and (ii) the total number of shares issued during any consecutive twelve month period in connection with such transactions does not exceed twenty percent (20%) of the number of shares of common stock outstanding immediately prior to consummation of the transaction.

     The proposed amendment would retain the present requirement of stockholder approval by two-thirds of all shares issued and outstanding and entitled to vote for (i) any transaction pursuant to which a purchaser would acquire control of First United, (ii) any merger or share exchange transaction in which the number of shares of First United Common Stock to be issued exceeds the levels described above, (iii) any sale, exchange, lease or other disposition of all or substantially all of First United's assets and property except when accompanied in the usual and regular course of business, (iv) any dissolution or liquidation of First United or (v) any amendment to the Articles of Incorporation.

REASON FOR THE PROPOSED AMENDMENT TO ARTICLE SEVENTH

     The Board of Directors anticipates that First United will in the future acquire additional banking subsidiaries in exchange for First United Common Stock. The proposed amendment would provide for a more efficient assimilation of banks into the First United system through mergers and share exchanges. At the present time it cannot acquire additional banking subsidiaries without holding a special stockholders meeting. It is estimated that the cost of such a special stockholders meeting is $10,000. The Board of Directors believes that the interest of the stockholders would be better served by allowing such transactions when the number of shares being issued does not exceed the percentages described above. Such transactions would be permitted under Arkansas law but for the present provision of Article Seventh.

     If the proposed amendment were in effect at the present time then a First United Stockholders vote on the Carlisle merger would not be required. The number of shares of First United Common Stock to be issued if that transaction is approved will be approximately 500,000, which is approximately six and one-half percent (6.5%) of the number of First United shares outstanding.

ARTICLE SEVENTH PRESENTLY IN EFFECT

     SEVENTH. Except upon the approval of two-thirds ( 2/3) of all shares issued and outstanding that are entitled to vote on all the following transactions, the corporation shall not (i) effect a merger or share exchange with another corporation provided, however, that mergers authorized by the Ark. Code Ann 4-27-1104 (as the same may be amended from time to time) may be effected without shareholder approval, (ii) sell, exchange, lease, or otherwise dispose of all, or substantially all, of the corporation's assets and property except when accomplished in the usual and regular course of business of the corporation, (iii) effect a dissolution or liquidation of the corporation, or (iv) amend these Articles of Incorporation.

PROPOSED ARTICLE SEVENTH

     SEVENTH: Except upon the approval of two-thirds ( 2/3) of all shares issued and outstanding that are entitled to vote at a duly called shareholders meeting, the corporation shall not:

          (i) effect any transaction pursuant to which a purchaser would acquire control of the corporation, whether by merger, consolidation, purchase of stock or otherwise,

          (ii) effect a merger or share exchange with another entity pursuant to which the corporation would issue shares of common stock in an amount greater than twenty percent (20%) of the number of shares of common stock issued and outstanding immediately prior to consummation of the transaction,

          (iii) effect a merger or share exchange with another entity pursuant to which the corporation would issue shares of common stock in an amount that would cause the total number of shares issued during any consecutive twelve month period in connection with such transactions to exceed twenty percent (20%) of the number of shares of common stock issued and outstanding immediately prior to consummation of the transaction,

          (iv) sell, exchange, lease or otherwise dispose of all or substantially all of the corporation's assets and property other than in the usual and regular course of business of the corporation,

          (v) effect a dissolution or liquidation of the corporation, or

          (vi) amend these Articles of Incorporation.

PROPOSED AMENDMENT TO ARTICLE TENTH

     Arkansas law would permit the Board of Directors to increase the number of director positions by up to thirty percent (30%) of the number elected by the stockholders within the range allowed by and unless restricted by the Articles of Incorporation. First United's Articles of Incorporation provide that the number of directors shall not exceed twenty-five (25) and shall be determined only by the stockholders. First United's Bylaws provide that the number of directors shall not be less than three (3).

     The proposed amendment to Article Tenth would allow the Board of Directors to increase or decrease the number of directors by no more than thirty percent (30%) of the number last determined by the stockholders and to fill new positions created. The proposed amendment would retain the maximum number of twenty-five (25) directors and fix the minimum number at three (3). The stockholders will continue to elect directors annually.

REASON FOR THE PROPOSED AMENDMENT

     The Board of Directors believes that it is desirable that the Board have the flexibility to add directors within the proposed limits as permitted by Arkansas law.

ARTICLE TENTH PRESENTLY IN EFFECT

     TENTH. The number of directors that constitute the Board of Directors of the corporation shall not exceed twenty-five (25). The number of directors shall be determined by the stockholders at each annual meeting or may be determined at any special meeting, and the number of directors so determined shall be applicable until the next meeting of stockholders at which directors are elected and a new number of directors determined.

PROPOSED ARTICLE TENTH

     TENTH. The number of directors that constitutes the Board of Directors of the corporation shall not exceed twenty-five (25). The number of directors shall be determined by the stockholders at each annual meeting or may be determined at any special meeting. The Board of Directors may increase or decrease by thirty percent (30%) or less the number of directors last fixed by the stockholders, provided that the number of directors shall not be less than three (3) nor more than twenty-five (25). The Board of Directors may fill a vacancy created by the Board of Directors under this Article Tenth.

                           LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

     The legality of the First United Common Stock to be issued after the Merger has been consummated by and between First United and Carlisle will be passed upon for First United by Ivester, Skinner & Camp, P.A., 111 Center Street, Suite 1200, Little Rock, Arkansas 72201. Certain tax matters relating to the Merger will be passed upon by Shults, Ray & Kurrus, 200 West Capitol Avenue, Suite 1600, Little Rock, Arkansas 72201.

EXPERTS

     The consolidated financial statements of First United Bancshares, Inc. as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants as set forth in their report. In that report, that firm states that with respect to the financial statements for the years-ended December 31, 1993 of InvestArk Bankshares, Inc., a company acquired during 1994 in a transaction accounted for as a pooling-of-interests, its opinion is based on the report of other independent public accountants, namely Martin & Company. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing.

     The consolidated financial statements of Carlisle Bancshares, Inc. at December 31, 1995 and for the year then ended, appearing in this Proxy Statement and Registration Statement, have been audited by Kemp & Company, independent auditors, and at December 31, 1994, and for each of the two years in the period ended December 31, 1994, by Ernst & Young LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

GENERAL

     As of the date of this Proxy Statement, the board of directors of First United or Carlisle does not intend to present, and has not been informed that another person intends to present, any matter for action at either special meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                     INDEX TO CARLISLE FINANCIAL STATEMENTS

Financial Statements
  Reports of Independent Auditors.....................................................  F-2
  Consolidated Balance Sheets -- December 31, 1995 and 1994...........................  F-4
  Consolidated Statements of Income -- Years ended December 31, 1995, 1994 and 1993...  F-5
  Consolidated Statements of Shareholders' Equity -- Years ended December 31, 1995,
     1994 and 1993....................................................................  F-6
  Consolidated Statements of Cash Flows -- Years ended December 31, 1995, 1994 and
     1993.............................................................................  F-7
  Notes to Financial Statements -- December 31, 1995..................................  F-8
Financial Statements
  Consolidated Balance Sheets -- March 31, 1996 (Unaudited) and December 31, 1995.....  F-21
  Consolidated Statements of Income (Unaudited) -- Three Months ended March 31, 1996 and 1995.........................................................................  F-22
  Consolidated Statements of Shareholders' Equity (Unaudited) -- Three Months Ended
     March 31, 1996...................................................................  F-23
  Consolidated Statements of Cash Flows (Unaudited) -- Three Months ended March 31,
     1996 and 1995....................................................................  F-24
  Notes to Financial Statements (Unaudited) -- March 31, 1996.........................  F-25

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Carlisle Bancshares, Inc.

     We have audited the accompanying consolidated balance sheet of Carlisle Bancshares, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the accompanying 1995 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carlisle Bancshares, Inc. and subsidiaries, as of December 31, 1995, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            KEMP & COMPANY

                                            /s/  KEMP & COMPANY
                                            -------------------------

Little Rock, Arkansas
January 26, 1996

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Carlisle Bancshares, Inc.

     We have audited the accompanying consolidated balance sheet of Carlisle Bancshares, Inc. and subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carlisle Bancshares, Inc. and subsidiaries at December 31, 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

                                            /s/  ERNST & YOUNG LLP
                                            -------------------------

Little Rock, Arkansas
February 14, 1995

                           CARLISLE BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                       1995            1994
                                                                   ------------     -----------
Cash and due from banks (Note 3).................................  $  4,214,843     $ 3,819,849
Federal funds sold...............................................     1,285,000
                                                                   ------------     -----------
  Cash and cash equivalents......................................     5,499,843       3,819,849
Interest bearing deposits in banks...............................                       195,000
Investment securities (Note 4):
  Held-to-maturity securities (approximate fair values of
     $23,530,174 in 1995 and $27,326,834 in 1994)................    23,327,187      27,936,266
  Available-for-sale securities..................................    10,345,256       8,454,171
                                                                   ------------     -----------
                                                                     33,672,443      36,390,437
Loans -- net (Notes 5, 9, 10, 13 and 14).........................    56,952,622      52,518,396
Premises and equipment, net (Note 6).............................     1,476,219       1,637,125
Accrued interest receivable......................................     1,718,725       1,290,675
Cost in excess of net assets of banks acquired, less accumulated
  amortization of $786,644 in 1995 and $706,331 in 1994..........       775,668         855,981
Other assets.....................................................       698,782       1,359,017
                                                                   ------------     -----------
                                                                   $100,794,302     $98,066,480
                                                                   ============     ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (Note 7):
  Noninterest bearing............................................  $ 10,587,497     $10,071,220
  Interest bearing...............................................    74,205,235      73,501,882
                                                                   ------------     -----------
                                                                     84,792,732      83,573,102
Federal funds purchased..........................................       585,000       2,090,000
Note payable (Note 8)............................................     3,760,531       4,200,775
Federal Home Loan Bank advances (Note 9).........................     3,712,759       1,648,862
Accrued interest payable.........................................       654,162         452,061
Other liabilities................................................       262,179         171,506
                                                                   ------------     -----------
          Total liabilities......................................    93,767,363      92,136,306
Commitments (Note 13)
Shareholders' equity (Notes 8 and 15):
  Common stock, $1 par value:
     Authorized 200,000 shares; issued: 155,586 shares in 1995
       and 155,035 shares in 1994................................       155,586         155,035
  Capital surplus................................................     1,862,938       1,838,529
  Retained earnings..............................................     5,537,847       4,534,371
  Net unrealized losses on available-for-sale securities less deferred income tax benefit of $73,185 in 1995 and $115,582
     in 1994.....................................................      (117,948)       (186,277)
  Less: Treasury stock, at cost; 16,900 shares...................      (411,484)       (411,484)
                                                                   ------------     -----------
          Total shareholders' equity.............................     7,026,939       5,930,174
                                                                   ------------     -----------
                                                                   $100,794,302     $98,066,480
                                                                   ============     ===========

                See notes to consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                              1995          1994          1993
                                                           ----------    ----------    ----------
Interest income:
  Loans, including fees..................................  $5,178,646    $4,056,865    $2,661,752
  Investment securities:
     Taxable.............................................   2,009,777     1,391,845       723,867
     Tax-exempt..........................................     118,756       198,551       143,929
  Other..................................................      71,063       151,004       136,768
                                                           ----------    ----------    ----------
                                                            7,378,242     5,798,265     3,666,316
Interest expense:
  Deposits...............................................   3,082,257     2,251,476     1,348,866
  Short-term borrowings..................................     208,036        84,909        13,197
  Long-term borrowings...................................     503,591       368,582       197,499
                                                           ----------    ----------    ----------
                                                            3,793,884     2,704,967     1,559,562
                                                           ----------    ----------    ----------
Net interest income......................................   3,584,358     3,093,298     2,106,754
Provision for loan losses (Note 5).......................      60,000        65,000       180,000
                                                           ----------    ----------    ----------
Net interest income after provision for loan losses......   3,524,358     3,028,298     1,926,754
Other income:
  Service charges on deposit accounts....................     488,019       425,739       235,686
  Trust fees.............................................      67,506        57,216        54,103
  Investment securities gains (Note 4)...................                                 100,000
  Other (Note 19)........................................     194,050       146,092        90,969
                                                           ----------    ----------    ----------
                                                              749,575       629,047       480,758
Other expenses:
  Salaries and employee benefits (Note 11)...............   1,364,691     1,189,429       639,916
  Net occupancy expense and furniture and equipment
     expense.............................................     399,338       325,687       144,950
  Amortization...........................................      80,313        78,435        71,813
  Other (Note 19)........................................     772,497       849,747       442,250
                                                           ----------    ----------    ----------
                                                            2,616,839     2,443,298     1,298,929
                                                           ----------    ----------    ----------
Income before income taxes...............................   1,657,094     1,214,047     1,108,583
Provision for income taxes (Note 12).....................     515,482       341,262       362,242
                                                           ----------    ----------    ----------
Net income...............................................  $1,141,612    $  872,785    $  746,341
                                                           ==========    ==========    ==========
Net income per share.....................................  $     8.25    $     6.43    $     6.05
                                                           ==========    ==========    ==========

                See notes to consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                       UNREALIZED
                                                                                       LOSSES ON
                                                                                       AVAILABLE-
                                                COMMON      CAPITAL       RETAINED      FOR-SALE     TREASURY
                                                STOCK       SURPLUS       EARNINGS     SECURITIES      STOCK        TOTAL
                                               --------    ----------    ----------    ----------    ---------    ----------
Balance at January 1, 1993...................  $140,300    $1,268,400    $3,306,775    $             $(409,704)   $4,305,771
Net income...................................                               746,341                                  746,341
Cash dividends ($1.65 per share).............                              (203,692)                                (203,692)
Purchase of treasury stock (50 shares).......                                                           (1,780)       (1,780)
                                               --------    ----------    ----------    ---------     ---------    ----------
Balance at December 31, 1993.................   140,300     1,268,400     3,849,424                   (411,484)    4,846,640
Net income...................................                               872,785                                  872,785
Net unrealized losses on available-for-sale
  securities, net of deferred income tax
  benefit of $98,877.........................                                           (186,277 )                  (186,277)
Cash dividends ($1.40 per share).............                              (187,838)                                (187,838)
Issuance of 3,966 shares for cash............     3,966       156,061                                                160,027
Issuance of 10,769 shares of stock in
  connection with acquisition of Hazen First
  State Bank (Note 2)........................    10,769       414,068                                                424,837
                                               --------    ----------    ----------    ---------     ---------    ----------
Balance at December 31, 1994.................   155,035     1,838,529     4,534,371     (186,277 )    (411,484)    5,930,174
Net income...................................                             1,141,612                                1,141,612
Cash dividends ($1.00 per share).............                              (138,136)                                (138,136)
Issuance of 551 shares of stock for cash.....       551        24,409                                                 24,960
Net change in unrealized losses on
  available-for-sale securities, net of
  deferred income taxes of $42,397...........                                             68,329                      68,329
                                               --------    ----------    ----------    ---------     ---------    ----------
Balance at December 31, 1995.................  $155,586    $1,862,938    $5,537,847    $(117,948 )   $(411,484)   $7,026,939
                                               ========    ==========    ==========    =========     =========    ==========

                See notes to consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                          1995            1994           1993
                                                       -----------    ------------    -----------
Operating activities:
  Net income.........................................  $ 1,141,612    $    872,785    $   746,341
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Provision for loan losses.....................       60,000          65,000        180,000
       Depreciation and amortization.................      245,135         217,644        101,813
       Deferred income taxes.........................       48,050           4,334         14,422
       Investment securities gains (Note 4)..........                                    (100,000)
       Net accretion of investment security
          discounts..................................      (89,100)       (142,017)       (23,280)
       Decrease (increase) in accrued interest
          receivable other assets....................      141,738        (208,778)       (40,740)
       Increase (decrease) in accrued interest
          payable and other liabilities..............      292,774         201,268       (512,627)
                                                       -----------    ------------    -----------
          Net cash provided by operating
            activities...............................    1,840,209       1,010,236        365,929
Investing activities:
  Net assets of acquired subsidiaries, net of cash
     acquired........................................                      685,500
  Proceeds from maturities of held-to-maturity
     securities......................................   10,895,289       9,596,301      8,095,107
  Purchases of held-to-maturity securities...........   (6,544,746)    (16,827,814)    (9,874,265)
  Proceeds from maturities of available-for-sale
     securities......................................      250,000       5,619,272
  Purchases of available-for-sale securities.........   (1,682,723)       (493,814)
  Net decrease in interest bearing deposits with
     other banks.....................................      195,000         396,000        392,453
  Net (increase) decrease in loans...................   (4,494,226)     (2,310,268)     1,857,234
  Proceeds from sales of other real estate...........                                      52,532
  Purchases of premises and equipment................       (3,916)       (213,350)       (61,839)
                                                       -----------    ------------    -----------
          Net cash used by investing activities......   (1,385,322)     (3,548,173)       461,222
Financing activities:
  Net increase (decrease) in deposits................    1,219,630        (323,279)      (423,779)
  Net increase (decrease) in federal funds
     purchased.......................................   (1,505,000)      1,590,000
  Proceeds from borrowings on note payable...........                    2,303,321
  Repayments on note payable.........................     (440,244)       (290,871)      (266,855)
  Borrowings from FHLB...............................    2,189,000         500,000        500,000
  Repayments on FHLB borrowings......................     (125,103)        (85,073)       (14,505)
  Proceeds from issuance of common stock.............       24,960         160,027
  Purchase of treasury stock.........................                                      (1,780)
  Cash dividends.....................................     (138,136)       (187,838)      (203,692)
                                                       -----------    ------------    -----------
          Net cash provided by financing
            activities...............................    1,225,107       3,666,287       (410,611)
                                                       -----------    ------------    -----------
Cash and cash equivalents:
  Net increase.......................................    1,679,994       1,128,350        416,540
  Balance at January 1...............................    3,819,849       2,691,499      2,274,959
                                                       -----------    ------------    -----------
  Balance at December 31.............................  $ 5,499,843    $  3,819,849    $ 2,691,499
                                                       ===========    ============    ===========

                See notes to consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Carlisle Bancshares, Inc. (the "Company") and its wholly owned subsidiaries, Citizens Bank & Trust, FirstBank of Arkansas, Brinkley (from purchase date of May 6,
1994), and its majority-owned bank subsidiary, Hazen First State Bank (from purchase date of January 18, 1994). All significant intercompany accounts and transactions have been eliminated in consolidation.

     On December 29, 1994, Grand Prairie Bancshares, Inc. was merged into Citizens Bank & Trust. This transaction did not effect the consolidated results of operations or financial condition of Carlisle Bancshares, Inc.

  Nature of operations

     The Company is a bank holding company with three bank subsidiaries. The banks operate under state bank charters and provide banking services principally to customers located in Arkansas. The Company and its subsidiaries are subject to regulation by the Federal Reserve, the Arkansas Bank Department and the Federal Deposit Insurance Corporation.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investment securities

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company adopted the provisions of the statement on January 1, 1994 with an insignificant effect on shareholders' equity.

     The Company's investment securities are classified as held-to-maturity securities and available-for-sale securities. Debt securities for which the Company has the positive intent and ability to hold until maturity are classified as held-to-maturity securities that are reported at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities consist of securities not classified as held-to-maturity and are reported at fair value.

     Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains or losses on the sale of securities are computed using the carrying amount of the specific securities sold.

  Revenue recognition

     Interest on loans is credited to operations currently based upon the principal amount and period outstanding. Interest on loans is not accrued when amounts are considered doubtful of collection. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses. If the ultimate collectibility of principal is in doubt, any payment received on a loan on which the accrual of interest had been suspended is applied to reduce principal to the extent necessary to eliminate such doubt.

                           CARLISLE BANCSHARES, INC.

  Allowance for loan losses

     The allowance for loan losses is maintained at a level management believes to be adequate to absorb probable losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on reviews of individual loans, recent loan loss experience, current economic conditions and the risk characteristics of the various categories of loans. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

  Premises and equipment, net

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed generally by the declining balance method based on the estimated useful lives of the assets.

  Cost in Excess of Net Assets Acquired

     Cost in excess of net assets acquired is amortized by the straight-line method over periods ranging from 15 to 20 years (see Note 2).

  Other real estate

     Other real estate, which is included in Other assets in the Consolidated Balance Sheets ($19,823 at December 31, 1995 and $166,451 at December 31, 1994), consists of properties acquired through foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or through in-substance foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date acquired. Fair value is the estimated sales price based on appraisal values less estimated costs of disposal. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Subsequent valuation adjustments, if any, are charged to operating expenses. Loans aggregating approximately $148,000 were transferred to other real estate during 1994. No loans were transferred to other real estate in 1995 or 1993.

  Income taxes

     The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company and its subsidiaries file consolidated income tax returns. It is the Company's practice to have its subsidiaries pay to or receive from the Company amounts based on the taxable income or loss of the subsidiaries.

  Net income per share

     Net income per share is based on average shares outstanding during the year. Average shares outstanding amounted to 138,352 shares, 135,679 shares and 123,422 shares for the years ended December 31, 1995, 1994 and 1993, respectively.

  Cash equivalents

     Cash equivalents include due from banks and federal funds sold and other highly liquid investment securities with initial maturities of three months or less when purchased. Generally, federal funds are purchased and sold for one-day periods.

                           CARLISLE BANCSHARES, INC.

  Reclassifications

     Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform to the reporting format used for the 1995 consolidated financial statements.

  Future Application of Accounting Standards

     During 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The adoption of Statement No. 121 (required in 1996), which establishes accounting standards for the impairment of long-lived assets and goodwill related to assets to be held and used, and long-lived assets to be disposed of, is not expected to have a significant impact on the Company's consolidated financial statements.

NOTE 2: SUBSIDIARY BANKS

     On May 5, 1994, the Company acquired 100% of the outstanding stock of FirstBank of Arkansas, Brinkley for approximately $1,642,000 in cash, in a transaction accounted for by the purchase method. The purchase price was based on the book value as of the end of the month immediately preceding the closing date (April 30, 1994). The Company acquired assets of approximately $24 million, loans of $13 million, and deposits of $21 million. The bank's assets and liabilities were recorded at book value, which approximated estimated fair value on the date of acquisition. The results of operations of FirstBank of Arkansas, Brinkley are included in the consolidated results of operations from the acquisition date.

     On January 18, 1994, the Company acquired 71.68% of the outstanding common stock and 55.66% of the outstanding preferred stock of Hazen First State Bank. On June 30, 1994, 44.34% of the remaining preferred stock and 27.82% of the remaining common stock were purchased resulting in 100% ownership of the preferred stock and 99.5% ownership of the common stock. The total purchase price consisted of approximately $1,156,000 in cash and the issuance of 10,769 (valued at $39.45 per share) of the Company's common stock. The acquisition was accounted for as a purchase and the assets and liabilities of Hazen First State Bank were recorded at book value at the date of acquisition which approximated estimated fair value. The bank had assets of approximately $17 million, loans of $6 million, and deposits of $16 million on the acquisition date. Cost in excess of net assets acquired of $123,257 was recorded in connection with this transaction and is being amortized by the straight-line method over 15 years. The results of operations of Hazen First State Bank from the date of majority ownership (January 18, 1994) are included in the consolidated results of operations.

NOTE 3: RESTRICTIONS ON CASH AND DUE FROM BANKS

     The bank subsidiaries are required to maintain certain minimum cash reserves based upon liabilities to depositors. The minimum consolidated cash reserve requirement at December 31, 1995 was approximately $130,000. The average reserve requirement for the year ended December 31, 1995 amounted to approximately $311,000.

                           CARLISLE BANCSHARES, INC.

NOTE 4: INVESTMENT SECURITIES

     The amortized cost and approximate fair values of investment securities are as follows as of December 31:

                                                                     1995
                                            ------------------------------------------------------
                                                             GROSS         GROSS
                                             AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                               COST          GAINS         LOSSES         VALUE
                                            -----------    ----------    ----------    -----------
    Held-to-maturity
      U.S. Treasury securities and
         obligations of U.S. government
         agencies.........................  $18,030,536     $ 107,189     $  44,006    $18,093,719
      Obligations of states and political
         subdivisions.....................    1,739,943        49,900             5      1,789,838
      Corporate securities................      638,043        26,291           781        663,553
      Mortgage-backed securities..........    2,918,665        79,563        15,164      2,983,064
                                            -----------      --------      --------    -----------
              Total debt securities.......  $23,327,187     $ 262,943     $  59,956    $23,530,174
                                            ===========      ========      ========    ===========
    Available-for-sale
      U.S. Treasury securities and
         obligations of U.S. government
         agencies.........................  $ 9,638,711     $   1,826     $ 180,841    $ 9,459,696
      Obligations of states and political
         subdivisions.....................      137,242         8,931        13,377        132,796
      Mortgage-backed securities..........       19,787           577                       20,364
                                            -----------      --------      --------    -----------
              Total debt securities.......    9,795,740        11,334       194,218      9,612,856
      Equity securities...................      732,400                                    732,400
                                            -----------      --------      --------    -----------
                                            $10,528,140     $  11,334     $ 194,218    $10,345,256
                                            ===========      ========      ========    ===========

                                                                     1994
                                            ------------------------------------------------------
                                                             GROSS         GROSS
                                             AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                               COST          GAINS         LOSSES         VALUE
                                            -----------    ----------    ----------    -----------
    Held-to-maturity
      U. S. Treasury securities and
         obligations of U.S. government
         agencies.........................  $21,319,777     $   2,240     $ 558,558    $20,763,459
      Obligations of states and political
         subdivisions.....................    1,986,262        47,077        10,711      2,022,628
      Corporate securities................      790,653        14,668        17,143        788,178
      Mortgage-backed securities..........    3,839,574        24,565       111,570      3,752,569
                                            -----------      --------      --------    -----------
              Total debt securities.......  $27,936,266     $  88,550     $ 697,982    $27,326,834
                                            ===========      ========      ========    ===========
    Available-for-sale
      U.S. Treasury securities and
         obligations of U.S. government
         agencies.........................  $ 8,454,208     $             $ 246,642    $ 8,207,566
      Obligations of states and political
         subdivisions.....................      242,495         2,863        41,236        204,122
      Mortgage-backed securities..........       29,773                         139         29,634
                                            -----------      --------      --------    -----------
              Total debt securities.......    8,726,476         2,863       288,017      8,441,322
      Equity securities...................       12,849                                     12,849
                                            -----------      --------      --------    -----------
                                            $ 8,739,325     $   2,863     $ 288,017    $ 8,454,171
                                            ===========      ========      ========    ===========

                           CARLISLE BANCSHARES, INC.

     The scheduled maturities of held-to-maturity and available-for-sale debt securities at December 31, 1995 are as follows:

                                              HELD-TO-MATURITY            AVAILABLE-FOR-SALE
                                         --------------------------    ------------------------
                                          AMORTIZED        FAIR        AMORTIZED        FAIR
                                            COST           VALUE          COST         VALUE
                                         -----------    -----------    ----------    ----------
    Due in one year or less............  $12,912,080    $12,941,733    $4,096,917    $4,047,617
    Due after one year through five
      years............................    6,266,845      6,323,208     5,547,532     5,404,184
    Due after five years through ten
      years............................      787,697        820,566        13,150        13,406
    Due after ten years................      441,900        461,603       118,354       127,285
                                         -----------    -----------    ----------    ----------
                                          20,408,522     20,547,110     9,775,953     9,592,492
    Mortgage-backed securities.........    2,918,665      2,983,064        19,787        20,364
                                         -----------    -----------    ----------    ----------
                                         $23,327,187    $23,530,174    $9,795,740    $9,612,856
                                         ===========    ===========    ==========    ==========

     During 1993, a $100,000 gain was recorded by the Company for a change in value of a debt security. There were no realized gains or losses on sales of investment securities during the three-year period ended December 31, 1995.

     Securities with a carrying amount of approximately $18,550,000 at December 31, 1995 and $15,967,000 at December 31, 1994 were pledged to secure public deposits and for other purposes (see Note 17).

NOTE 5: LOANS, ALLOWANCE FOR LOANS LOSSES AND IMPAIRED LOANS

     Loans consisted of the following at December 31:

                                                                   1995            1994
                                                                -----------     -----------
    Real estate -- construction...............................  $ 2,370,028     $ 1,472,728
    Real estate -- mortgage...................................   25,362,296      21,464,672
    Agricultural..............................................   14,443,169      14,620,388
    Commercial................................................    9,819,115      12,441,334
    Consumer and other........................................    6,173,071       3,764,702
                                                                -----------     -----------
              Total loans.....................................   58,167,679      53,763,824
    Less:
      Allowance for loan losses...............................   (1,215,057)     (1,245,428)
                                                                -----------     -----------
              Loans, net......................................  $56,952,622     $52,518,396
                                                                ===========     ===========

     Transactions in the allowance for loan losses were as follows:

                                                           1995          1994         1993
                                                        ----------    ----------    --------
    Balance -- January 1..............................  $1,245,428    $  824,093    $644,900
      Provision for loan losses.......................      60,000        65,000     180,000
      Allowances of acquired subsidiaries.............                   411,655
      Net charge-offs:
         Charge-offs (deduction)......................    (132,315)      (91,489)    (20,189)
         Recoveries...................................      41,944        36,169      19,382
                                                        ----------    ----------    --------
                                                           (90,371)      (55,320)       (807)
                                                        ----------    ----------    --------
    Balance -- December 31............................  $1,215,057    $1,245,428    $824,093
                                                        ==========    ==========    ========

                           CARLISLE BANCSHARES, INC.

     During 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118. The Statement requires that impaired loans, which management considers to be nonaccrual loans, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The effect of the adoption of this Statement on the Company's 1995 financial statements was not significant.

     Nonaccrual loans amounted to $543,134 at December 31, 1995 and $645,015 at December 31, 1994. Allowance for loan losses allocations for nonaccrual loans amounted to approximately $63,000 at December 31, 1995. Average nonaccrual loans for the year ended December 31, 1995 amounted to approximately $594,000. There were no significant commitments to lend additional funds to borrowers included in the nonaccrual loans category.

NOTE 6: BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consists of the following at December 31:

                                                                    1995           1994
                                                                 -----------    -----------
    Land.......................................................  $   193,813    $   193,813
    Buildings and improvements.................................    1,340,466      1,326,482
    Furniture and equipment....................................    1,297,061      1,396,638
                                                                 -----------    -----------
                                                                   2,831,340      2,916,933
    Less accumulated depreciation and amortization.............   (1,355,121)    (1,279,808)
                                                                 -----------    -----------
                                                                 $ 1,476,219    $ 1,637,125
                                                                 ===========    ===========

     Depreciation expense amounted to $164,822, $139,209 and $30,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 7: DEPOSITS

     The following summarizes information on deposits as of December 31:

                                                                   1995            1994
                                                                -----------     -----------
    Noninterest bearing.......................................  $10,587,497     $10,071,220
    NOW and money market accounts.............................   25,200,135      27,900,884
    Savings accounts..........................................    3,571,095       4,028,080
    Certificates of deposit, $100,000 and over................   11,456,282       9,021,040
    Other certificates of deposit.............................   33,977,723      32,551,878
                                                                -----------     -----------
                                                                $84,792,732     $83,573,102
                                                                ===========     ===========

NOTE 8: NOTE PAYABLE

     The Company's note payable to an unrelated bank is payable in annual installments through 2006 with interest at the prime rate of the issuing bank (8.5% at December 31, 1995 and 1994). The note is collateralized by the capital stock of the bank subsidiaries owned by the Company. The loan agreement places restrictions on the declaration of dividends by the banks. The banks can declare dividends amounting to the debt service requirements without obtaining the approval of the lender. The agreement also places restrictions on additional borrowings and requires that certain financial ratios be maintained.

                           CARLISLE BANCSHARES, INC.

     Scheduled principal payments on the note for the next five years are as follows: 1996 -- $478,322; 1997 -- $519,770; 1998 -- $564,690; 1999 -- $613,584;
and 2000 -- $178,909.

NOTE 9:  FEDERAL HOME LOAN BANK ADVANCES

     The Federal Home Loan Bank advances are payable in monthly installments with interest rates ranging from 5.72% to 7.19% and have final maturities ranging from 2000 through 2009. The banks are required to maintain specified levels of qualifying real estate mortgage loan collateral to secure the borrowings.

     Schedule principal payments on Federal Home Loan Bank borrowings are as follows: 1996 -- $145,572; 1997 -- $145,354; 1998 -- $146,175; 1999 -- $254,396;
and 2000 -- $1,018,557.

NOTE 10:  LOANS TO RELATED PARTIES

     The bank subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of business with their officers and directors. Such transactions have been on similar terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others, and have involved no more than normal risk or other potential unfavorable aspects. Loans made to such borrowers (including companies in which they are principal owners) amounted to approximately $1,516,000 and $933,000 at December 31, 1995 and 1994, respectively. During 1995, approximately $1,235,000 of new loans were made and repayments aggregated approximately $652,000.

NOTE 11:  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution retirement plan for the benefit of all eligible employees. The plan qualifies under Section 401(k) of the Internal Revenue Code thereby allowing eligible employees to make tax deductible contributions to the plan. The plan provides for employer contributions up to 4% of a participant's compensation. All employer contributions are at the discretion of the Board of Directors. The Company made contributions of $34,983, $25,312 and $16,944 in 1995, 1994 and 1993, respectively.

NOTE 12:  INCOME TAXES

     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". The adoption of the Statement had no significant effect on the Company's results of operations or financial condition.

     At December 31, 1995, the Company has net operating loss carryforwards of approximately $608,000 for income tax purposes that expire beginning in 2003 through 2006. Those carryforwards resulted from the Company's 1994 acquisitions of Hazen First State Bank and FirstBank of Arkansas, Brinkley. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset related to the loss carryforwards will not be realized. The Company established a valuation allowance of $71,809 for 1995 and $160,662 for 1994, which approximated the amount of acquired net operating loss carryforwards in excess of the subsidiaries' future taxable items in the carryforward periods.

                           CARLISLE BANCSHARES, INC.

     The provision for income taxes for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                                           1995         1994         1993
                                                         --------     --------     --------
    Current:
      Federal..........................................  $460,371     $322,703     $323,270
      State............................................     7,061       14,225       24,550
                                                         --------     --------     --------
                                                          467,432      336,928      347,820
                                                         --------     --------     --------
    Deferred:
      Federal..........................................    42,672        1,939       11,974
      State............................................     5,378        2,395        2,448
                                                         --------     --------     --------
                                                           48,050        4,334       14,422
                                                         --------     --------     --------
      Applicable income taxes..........................  $515,482     $341,262     $362,242
                                                         ========     ========     ========

     The reasons for the differences between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes are as follows:

                                                             1995        1994        1993
                                                           --------    --------    --------
    Federal income taxes at statutory rate...............  $563,412    $417,455    $376,918
    Add (deduct):
      State income taxes, net of federal tax benefit.....     8,210      10,969      17,819
      Tax-exempt interest income.........................   (40,377)    (67,507)    (48,936)
      Other, net.........................................   (15,763)    (19,655)     16,441
                                                           --------    --------    --------
              Applicable income taxes....................  $515,482    $341,262    $362,242
                                                           ========    ========    ========

     Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                       1995         1994
                                                                     --------     --------
    Deferred tax liabilities:
      Cash method of accounting....................................  $ 59,300     $ 88,950
      Tax over book depreciation...................................    89,097       81,056
      Prepaid assets...............................................    18,023       25,731
      Investment securities........................................    66,343       48,389
                                                                     --------     --------
    Total deferred tax liabilities.................................   232,763      244,126
    Deferred tax assets:
      Net operating loss carryforwards.............................   232,737      299,785
      Unrealized losses on available-for-sale securities...........    66,166       98,877
      Allowance for loan losses....................................   241,497      255,361
      Other real estate writedown..................................    17,132       44,351
      Other........................................................    11,803        5,754
                                                                     --------     --------
    Total deferred tax assets......................................   569,335      704,128
    Valuation allowance for deferred tax assets....................   (71,809)    (160,662)
                                                                     --------     --------
                                                                      497,526      543,466
                                                                     --------     --------
    Net deferred tax assets........................................  $264,763     $299,340
                                                                     ========     ========

                           CARLISLE BANCSHARES, INC.

NOTE 13: COMMITMENTS

     In the normal course of business there are various commitments outstanding and contingent liabilities, such as commitments to extend credit, including standby letters of credit to assure performance or to support debt obligations, which are not reflected in the accompanying consolidated financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers.

     Commitments to extend credit which amounted to $5,026,000 and $4,454,000 at December 31, 1995 and 1994, respectively, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit which amounted to $107,000 and $86,000 at December 31, 1995 and 1994, respectively, are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowings arrangements and similar transactions.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balancesheet instruments.

NOTE 14: CONCENTRATIONS OF CREDIT RISK

     Most of the Company's business activity is with customers located within Lonoke, Prairie and Monroe Counties of Arkansas. The concentrations of credit by major category of loan type are set forth in Note 5.

NOTE 15: REGULATORY MATTERS

     Bank regulatory agencies restrict the amount available for the payment of dividends by the bank subsidiaries to fifty percent of net income without obtaining prior approval of those agencies. Such approval was obtained for the 1995, 1994 and 1993 dividend payments.

     The Company and the bank subsidiaries are required to maintain sufficient capital to meet minimum capital ratios, as defined by the regulatory agencies. At December 31, 1995, the capital ratios of the Company and the bank subsidiaries exceeded the minimum required amounts.

NOTE 16: SUPPLEMENTAL CASH FLOWS INFORMATION

     The Company paid $3,591,783, $2,466,000 and $1,405,000 in interest on deposits and other borrowings during 1995, 1994 and 1993, respectively. Cash payments for income taxes amounted to $497,765, $362,235 and $410,562 during 1995, 1994 and 1993, respectively.

NOTE 17: FEDERAL RESERVE SEASONAL BORROWING LINE OF CREDIT

     Citizens Bank and Trust maintains a seasonal borrowing line of credit with the Federal Reserve Bank ($3,000,000 at December 31, 1995 and 1994), to provide funds for lending activities. There were no outstanding borrowings on this line at either December 31, 1995 or December 31, 1994. Investment securities

                           CARLISLE BANCSHARES, INC.

with a carrying amount of approximately $3,947,000 and $4,990,000 at December 31, 1995 and 1994, respectively, have been pledged to collateralize this line of credit.

NOTE 18: FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments for the year ended December 31, 1995:

          Cash, due from banks, and federal funds sold: The carrying amounts for these assets reported in the balance sheet approximate their fair values.

          Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          Deposits: The fair values of noninterest bearing deposits, interest bearing transaction accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of such deposits.

          Short-term borrowings: The carrying amounts of federal funds purchased approximate their fair values.

          Note payable: Fair value on the note payable is the amount payable at the reporting date since the interest rate is equal to the prime rate on corporate loans.

          Federal Home Loan Bank advances: Fair values are estimated using rates currently offered for borrowings of similar maturities.

          Accrued interest: The carrying amounts of accrued interest approximate their fair values.

          Commitments to extend credit and standby letters of credit: The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. The fair values of standby letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Due to the insignificance of the fees that would be currently charged for such agreements and the short-term nature of the current agreements, no fair value estimates have been made for commitments to extend credit and standby letters of credit.

                           CARLISLE BANCSHARES, INC.

     The estimated fair values of the Company's financial instruments were as follows at December 31, 1995:

                                                                 CARRYING          FAIR
                                                                  AMOUNT           VALUE
                                                                -----------     -----------
    Financial assets
      Cash and due from banks and federal funds sold..........  $ 5,499,843     $ 5,499,843
      Held-to-maturity securities.............................   23,327,187      23,530,174
      Available-for-sale securities...........................   10,345,256      10,345,256
      Loans -- total..........................................   58,167,679      57,580,000
      Accrued interest receivable.............................    1,718,725       1,718,725
    Financial liabilities
      Deposits................................................  $84,792,732     $84,897,000
      Short-term borrowings...................................      585,000         585,000
      Notes payable...........................................    3,760,531       3,760,531
      Federal Home Loan Bank advances.........................    3,712,759       3,936,000
      Accrued interest payable................................      654,162         654,162

NOTE 19: SUPPLEMENTAL INCOME STATEMENT INFORMATION

     The following categories of other income and expenses exceeded one percent of the aggregate of total interest income and other income for the years ended December 31, 1995, 1994 and 1993 : Other income: none in any year; Other expenses: (1) FDIC and State Bank Department insurance assessments: 1995 -- $136,122, 1994 -- $216,931 and 1993 -- $137,025; (2) Printing and supplies:
1995 -- $90,313, 1994 -- $83,135 and 1993 -- $45,720; and (3) Data processing services: 1993 -- $49,600.

NOTE 20: CARLISLE BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
BALANCE SHEETS
Assets:
  Cash in bank subsidiaries.......................................  $   129,656     $    11,061
  Income tax receivable from bank subsidiaries....................      129,943          92,021
  Investment in bank subsidiaries.................................   10,117,988       9,459,693
  Cost in excess of net assets of bank acquired, less accumulated
     amortization.................................................      660,911         732,724
                                                                    -----------     -----------
          Total assets............................................  $11,038,498     $10,295,499
                                                                    ===========     ===========
Liabilities:
  Note payable....................................................  $ 3,760,531     $ 4,200,775
  Accrued interest payable........................................      251,028         164,550
                                                                    -----------     -----------
          Total liabilities.......................................    4,011,559       4,365,325
Shareholders' equity..............................................    7,026,939       5,930,174
                                                                    -----------     -----------
     Total liabilities and shareholders' equity...................  $11,038,498     $10,295,499
                                                                    ===========     ===========

                           CARLISLE BANCSHARES, INC.

                                                                  YEARS ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               1995          1994         1993
                                                            ----------    ----------    --------
STATEMENTS OF INCOME
Income:
  Dividends from bank subsidiaries........................  $  850,000    $1,550,649    $325,000
  Other...................................................                    14,208
                                                            ----------    ----------    --------
                                                               850,000     1,564,857     325,000
Expenses:
  Interest on note payable................................     342,409       261,546     137,550
  Amortization............................................      71,813        72,317      71,813
  Other...................................................       9,226         9,308       2,725
                                                            ----------    ----------    --------
                                                               423,448       343,171     212,088
                                                            ----------    ----------    --------
Income before income taxes and equity in undistributed net
  income of bank subsidiaries.............................     426,552     1,221,686     112,912
Income taxes (credit).....................................    (131,093)      (89,738)    (53,418)
                                                            ----------    ----------    --------
                                                               557,645     1,311,424     166,330
Equity in undistributed net income (distributions in
  excess of net income) of bank subsidiaries..............     583,967      (438,639)    580,011
                                                            ----------    ----------    --------
          Net income......................................  $1,141,612    $  872,785    $746,341
                                                            ==========    ==========    ========

                           CARLISLE BANCSHARES, INC.

                                                                 YEARS ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1995          1994          1993
                                                          ----------    -----------    ---------
STATEMENTS OF CASH FLOWS
Operating activities:
  Net income............................................  $1,141,612    $   872,785    $ 746,341
  Adjustments to reconcile net cash provided by
     operating activities:
     Distributions in excess of net income (equity in
       undistributed net income) of bank subsidiaries...    (583,967)       438,639     (580,011)
     Amortization.......................................      71,813         72,317       71,813
     Other -- net.......................................      42,557         21,235       40,532
                                                          ----------    -----------    ---------
          Net cash provided by operating activities.....     672,015      1,404,976      278,675
Investing activities:
  Investment in bank subsidiaries -- net cash used by
     investing activities...............................                 (2,909,089)
Financing activities:
  Payments on note payable..............................    (440,244)      (290,871)    (266,855)
  Proceeds from borrowings on note payable..............                  2,303,321
  Increase (decrease) in advances from Grand Prairie
     Bancshares, Inc....................................                   (540,000)     215,000
  Proceeds from sales of common stock...................      24,960        160,027
  Purchase of treasury stock............................                                  (1,780)
  Cash dividends........................................    (138,136)      (187,838)    (203,692)
                                                          ----------    -----------    ---------
          Net cash provided (used) by financing
            activities..................................    (553,420)     1,444,639     (257,327)
                                                          ----------    -----------    ---------
          Increase in cash..............................     118,595        (59,474)      21,348
Cash at beginning of year...............................      11,061         70,535       49,187
                                                          ----------    -----------    ---------
Cash at end of year.....................................  $  129,656    $    11,061    $  70,535
                                                          ==========    ===========    =========

Supplementary Cash Flows Information -- The parent company paid $255,931, $195,471 and $152,630 in interest during 1995, 1994 and 1993, respectively.

                           CARLISLE BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS



                                                                   MARCH 31,       DECEMBER 31,
                                                                      1996             1995
                                                                  ------------     ------------
                                                                  (UNAUDITED)
Cash and due from banks.........................................  $  3,547,409     $  4,214,843
Federal funds sold..............................................     1,445,000        1,285,000
                                                                  ------------     ------------
  Cash and cash equivalents.....................................     4,992,409        5,499,843
Investment securities:
  Held-to-maturity securities (approximate fair values of
     $28,036,000 in 1996 and $23,530,000 in 1995)...............    27,954,090       23,327,187
  Available-for-sale securities.................................     8,718,227       10,345,256
                                                                  ------------     ------------
                                                                    36,672,317       33,672,443
Loans -- net....................................................    54,924,482       56,952,622
Premises and equipment, net.....................................     1,454,016        1,476,219
Accrued interest receivable.....................................     1,435,491        1,718,725
Cost in excess of net assets of banks acquired, less accumulated
  amortization of $806,722 in 1996 and $786,644 in 1995.........       755,590          775,668
Other assets....................................................       764,109          698,782
                                                                  ------------     ------------
                                                                  $100,998,414     $100,794,302
                                                                  ============     ============
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest bearing...........................................  $  9,878,727     $ 10,587,497
  Interest bearing..............................................    75,898,444       74,205,235
                                                                  ------------     ------------
                                                                    85,777,171       84,792,732
Federal funds purchased.........................................                        585,000
Note payable....................................................     3,282,209        3,760,531
Federal Home Loan Bank advances.................................     3,676,315        3,712,759
Accrued interest payable........................................       366,610          654,162
Other liabilities...............................................       506,850          262,179
                                                                  ------------     ------------
          Total liabilities.....................................    93,609,155       93,767,363
Commitments (Note 3)
Shareholders' equity:
  Common stock, $1 par value:
     Authorized 200,000 shares; issued: 155,586 shares..........       155,586          155,586
  Capital surplus...............................................     1,862,938        1,862,938
  Retained earnings.............................................     5,879,896        5,537,847
  Net unrealized losses on available-for-sale securities less deferred income tax benefit of $60,607 in 1996 and $73,185
     in 1995....................................................       (97,677)        (117,948)
  Less: Treasury stock, at cost; 16,900 shares..................      (411,484)        (411,484)
                                                                  ------------     ------------
          Total shareholders' equity............................     7,389,259        7,026,939
                                                                  ------------     ------------
                                                                  $100,998,414     $100,794,302
                                                                  ============     ============

           See notes to unaudited consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                        THREE MONTHS ENDED MARCH
                                                                                  31,
                                                                       --------------------------
                                                                          1996           1995
                                                                       -----------    -----------
                                                                              (UNAUDITED)
Interest income:
  Loans, including fees..............................................  $ 1,313,728    $ 1,075,746
  Investment securities:
     Taxable.........................................................      527,848        528,630
     Tax-exempt......................................................       24,755         30,511
  Other..............................................................       46,913         17,937
                                                                        ----------     ----------
                                                                         1,913,244      1,652,824
Interest expense:
  Deposits...........................................................      822,393        704,128
  Short-term borrowings..............................................        4,621         17,004
  Long-term borrowings...............................................      137,960        119,005
                                                                        ----------     ----------
                                                                           964,974        840,137
                                                                        ----------     ----------
Net interest income..................................................      948,270        812,687
Provision for loan losses............................................       17,000         11,000
                                                                        ----------     ----------
Net interest income after provision for loan losses..................      931,270        801,687
Other income:
  Service charges on deposit accounts................................      123,837        121,439
  Other..............................................................       59,659         42,658
                                                                        ----------     ----------
                                                                           183,496        164,097
Other expenses:
  Salaries and employee benefits.....................................      356,359        340,858
  Net occupancy expense and furniture and equipment expense..........      108,393         91,349
  Amortization.......................................................       20,078         20,078
  Other..............................................................      164,563        225,893
                                                                        ----------     ----------
                                                                           649,393        678,178
                                                                        ----------     ----------
Income before income taxes...........................................      465,373        287,606
Provision for income taxes...........................................      123,324         76,527
                                                                        ----------     ----------
Net income...........................................................  $   342,049    $   211,079
                                                                        ==========     ==========
Net income per share (Note 2)........................................  $      2.47    $      1.53
                                                                        ==========     ==========

           See notes to unaudited consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                                 UNREALIZED
                                                                 LOSSES ON
                                                                 AVAILABLE-
                          COMMON      CAPITAL       RETAINED      FOR-SALE     TREASURY
                          STOCK       SURPLUS       EARNINGS     SECURITIES      STOCK        TOTAL
                         --------    ----------    ----------    ----------    ---------    ----------
Balance at January 1,
  1996.................  $155,586    $1,862,938    $5,537,847    $ (117,948)   $(411,484)   $7,026,939
Net income.............                               342,049                                  342,049
Net unrealized losses
  on available-for-sale
  securities, net of
  deferred income tax
  benefit of $12,578...                                              20,271                     20,271
                         --------    ----------    ----------     ---------    ---------    ----------
Balance at March 31,
  1996.................  $155,586..  $1,862,938    $5,879,896    $  (97,677)   $(411,484)   $7,389,259
                         ========    ==========    ==========     =========    =========    ==========

           See notes to unaudited consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     THREE MONTHS ENDED MARCH
                                                                                31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
                                                                            (UNAUDITED)
Operating activities:
  Net income......................................................  $   342,049     $   211,079
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses....................................       17,000          11,000
     Depreciation and amortization................................       63,386          60,839
     Net accretion of investment security discounts...............       (9,858)        (24,550)
     Decrease in accrued interest receivable and other assets.....      205,329         671,337
     Decrease in accrued interest payable and other liabilities...      (42,881)        (44,912)
                                                                    -----------     -----------
          Net cash provided by operating activities...............      575,025         884,793
Investing activities:
  Proceeds from maturities of held-to-maturity securities.........    5,212,587         447,603
  Purchases of held-to-maturity securities........................   (9,831,761)     (5,470,000)
  Proceeds from maturities of available-for-sale securities.......    1,690,807          14,905
  Purchases of available-for-sale securities......................      (28,800)       (277,034)
  Net decrease in loans...........................................    2,011,140       3,674,184
  Purchases of premises and equipment.............................      (21,105)            -0-
                                                                    -----------     -----------
          Net cash used by investing activities...................     (967,132)     (1,610,342)
Financing activities:
  Net increase (decrease) in deposits.............................      984,439      (1,161,094)
  Net increase (decrease) in federal funds purchased..............     (585,000)      1,575,000
  Repayments on note payable......................................     (478,322)       (440,244)
  Repayments on FHLB borrowings...................................      (36,444)        (28,081)
  Cash dividends..................................................                     (138,136)
                                                                    -----------     -----------
          Net cash used by financing activities...................     (115,327)       (192,555)
                                                                    -----------     -----------
Cash and cash equivalents:
  Net decrease....................................................     (507,434)       (918,104)
  Balance at January 1............................................    5,499,843       3,819,849
                                                                    -----------     -----------
  Balance at March 31.............................................  $ 4,992,409     $ 2,901,745
                                                                    ===========     ===========

           See notes to unaudited consolidated financial statements.

                           CARLISLE BANCSHARES, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

NOTE 1: FINANCIAL STATEMENT PRESENTATION

     The consolidated balance sheet as of March 31, 1996, the consolidated statements of income and cash flows for the three months ended March 31, 1996 and 1995 and the statement of shareholders' equity for the three months ended March 31, 1996, have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position, results of operations and cash flows at March 31, 1996 and for all periods presented have been made. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with Article 10 of Regulation S-X. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1995 included elsewhere herein.

NOTE 2: NET INCOME PER SHARE

     Net income per share is based on average shares outstanding during the period (138,686 shares and 138,135 shares for the three-month periods ended March 31, 1996 and 1995, respectively).

NOTE 3: SUBSEQUENT EVENT

     On April 1, 1996, the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with First United Bancshares, Inc. ("First United"). The Agreement, as amended, provides for a purchase price of $13,025,000 plus earnings from January 1, 1996 as defined in the Agreement. The exchange of common stock between the Company and First United will be based on the average price per share of First United common stock for the ten trading days preceding the closing date. The Agreement may be terminated by First United if the price per share of First United stock is less than $24 and by the Company if the price per share of First United Stock is greater than $32. Completion of the transaction is subject to regulatory and shareholder approvals.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Arkansas Business Corporation Act of 1987 (the "Act") codified at Ark. Code Ann. sec.4-27-101 et. seq. and more specifically at Ark. Code Ann. sec.4-27-850 permits an Arkansas Corporation to indemnify directors, officers, employees and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Act permits a corporation to indemnify a director, officer, employee, or agent for expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Act grants express power to an Arkansas corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnifications.

     The Amended and Restated Articles of Incorporation and the Bylaws of First United provides that the directors, officers, employees and agents of First United shall be indemnified as set forth below.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

     TWELFTH. The corporation may indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act as it now exists or may hereafter be amended.

                                    BY-LAWS

     Article VII, Section 6. INDEMNIFICATION. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of the State of Arkansas, as amended and as the same may be amended hereafter, against all expenses, liabilities, and losses (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any lawful manner by such person. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provisions of law, or otherwise, as well as his rights under this paragraph.

     The board of directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBIT
        NO.                                     DESCRIPTION OF EXHIBIT
- --------------------    ----------------------------------------------------------------------
           2            -- Restated Agreement and Plan of Reorganization Between First United
                           Bancshares, Inc. and Carlisle Bancshares, Inc. and Plan of Merger
                           attached as Exhibit A thereto.
           3(i)         -- Articles of Incorporation of Carlisle Bancshares, Inc.
           3(ii)        -- Bylaws of Carlisle Bancshares, Inc.
           5            -- Opinion of Ivester, Skinner & Camp, P.A.
           8            -- Tax Opinion of Shults, Ray & Kurrus regarding Carlisle Bancshares,
                           Inc. Acquisition
          21            -- Subsidiaries of First United Bancshares, Inc.
          23(a)         -- Consent of Arthur Andersen LLP
          23(b)         -- Consent of Martin and Company
          23(c)         -- Consent of Kemp & Company
          23(d)         -- Consent of Ernst & Young LLP
          24            -- Power of Attorney -- Signature Page of the Registration Statement
          99(a)         -- First United Bancshares, Inc. Form of Proxy
          99(b)         -- Carlisle Bancshares, Inc. Form of Proxy

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 (sec.239.13 of this chapter) or Form S-8 (sec.239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eldorado, State of Arkansas, on June 17, 1996.

                                            FIRST UNITED BANCSHARES, INC.

                                                  /s/  JAMES V. KELLEY
                                               -----------------------------
                                                      James V. Kelley
                                               Chairman, President and Chief
                                                     Executive Officer

                                                   /s/  JOHN E. BURNS
                                               -----------------------------
                                                       John E. Burns
                                              Vice President, Chief Financial
                                                          Officer
                                              and Principal Accounting Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a Director or Officer, or both, of First United Bancshares, Inc. (the "Corporation"), acting pursuant to authorization of the Board of Directors of the Corporation hereby appoints James V. Kelley and John E. Burns, attorney-in-fact and agents for me and in my name and on behalf, individually and as a Director or Officer, or both, of the Corporation to sign a Registration Statement on Form S-4 and any amendments (including post effective amendments) and supplements thereto, of the Corporation to be filed with the Securities and Exchange Commission pursuant to any applicable Rule under the Securities Act of 1933, as amended (the "Act") with respect to the issue and sale of not more than 595,000 shares of common stock, par value $1.00 of the Corporation, said shares to be exchanged to the shareholder of Carlisle Bancshares, Inc. with respect to the merger by and between Carlisle Bancshares, Inc. will be merged with and into the Corporation, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of June, 1996.

        SIGNATURE                           TITLE                      DATE
- ---------------------------    -------------------------------    -------------
  /s/  JAMES V. KELLEY         Chairman, President, Chief         June 17, 1996
- ---------------------------    Executive Officer and Director
     James V. Kelley

 /s/  JOHN E. BURNS            Vice President, Chief Financial    June 17, 1996
- ---------------------------    Officer and Principal Accounting
     John E. Burns             Officer


   /s/  E. LARRY BURROW        Director                           June 17, 1996
- ---------------------------
     E. Larry Burrow

                               Director                           June 17, 1996
- ---------------------------
   Claiborne P. Deming


/s/  WILLIAM A. ECKERT, JR.    Director                           June 17, 1996
- ---------------------------
   William A. Eckert, Jr.

          SIGNATURE                        TITLE                   DATE
- ----------------------------------        --------            -------------
      /s/  ROY E. LEDBETTER               Director            June 17, 1996
 --------------------------------
         Roy E. Ledbetter

      /s/  MICHAEL F. MAHONY              Director            June 17, 1996
 --------------------------------
        Michael F. Mahony

      /s/  RICHARD H. MASON               Director            June 17, 1996
 --------------------------------
        Richard H. Mason

     /s/  JACK W. McNUTT                  Director            June 17, 1996
 --------------------------------
        Jack W. McNutt

   /s/  WILLIAM E. MORGAN, JR.            Director            June 17, 1996
 --------------------------------
     William E. Morgan, Jr.

    /s/  R. MADISON MURPHY                Director            June 17, 1996
 --------------------------------
       R. Madison Murphy

     /s/  ROBERT C. NOLAN                 Director            June 17, 1996
 --------------------------------
       Robert C. Nolan

    /s/  PAULA M. O'CONNOR                Director            June 17, 1996
 --------------------------------
       Paula M. O'Connor

  /s/  KATHERINE PATTON OZMENT            Director            June 17, 1996
 --------------------------------
    Katherine Patton Ozment

     /s/  CAL PARTEE, JR.                 Director            June 17, 1996
 --------------------------------
       Cal Partee, Jr.

     /s/  CHELSEY PRUET                   Director            June 17, 1996
 --------------------------------
       Chelsey Pruet

  /s/  JOHN D. TRIMBLE, JR.               Director            June 17, 1996
 --------------------------------
    John D. Trimble, Jr.

   /s/  RALPH C. WEISER                   Director            June 17, 1996
 --------------------------------
      Ralph C. Weiser

  /s/  DAVID M. YOCUM, JR.                Director            June 17, 1996
 --------------------------------
     David M. Yocum, Jr.

                         FIRST UNITED BANCSHARES, INC.
                        FORM S-4 REGISTRATION STATEMENT

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                 DESCRIPTION
- -----------------------------------------------------------------------------------
      2    -- Restated Agreement and Plan of Reorganization Between First United
              Bancshares, Inc. and Carlisle Bancshares, Inc. and Plan of Merger
              attached as Exhibit A thereto.
      3(i) -- Articles of Incorporation of Carlisle Bancshares, Inc.
      3(ii) -- Bylaws of Carlisle Bancshares, Inc.
      5    -- Opinion of Ivester, Skinner & Camp, P.A.
      8    -- Tax Opinion of Shults, Ray & Kurrus regarding Carlisle Bancshares,
              Inc. Acquisition
     21    -- Subsidiaries of First United Bancshares, Inc.
     23(a) -- Consent of Arthur Andersen LLP
     23(b) -- Consent of Martin and Company
     23(c) -- Consent of Kemp & Company
     23(d) -- Consent of Ernst & Young LLP
     24    -- Power of Attorney -- Signature Page of the Registration Statement
     99(a) -- First United Bancshares, Inc. Form of Proxy
     99(b) -- Carlisle Bancshares, Inc. Form of Proxy